Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

COMPUCREDIT HOLDINGS CORPORATION

and

JCAP TRANSITORY ACQUISITION SUB, LLC

dated as of

August 3, 2012

i

ii

		Page
ARTICLE IX Miscellaneous		28
Section 9.01	Expenses	28
Section 9.02	Notices	28
Section 9.03	Interpretation	28
Section 9.04	Headings	28
Section 9.05	Severability	28
Section 9.06	Entire Agreement	29
Section 9.07	Successors and Assigns	29
Section 9.08	No Third-party Beneficiaries	29
Section 9.09	Amendment and Modification; Waiver	29
Section 9.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	29
Section 9.11	Specific Performance	29
Section 9.12	Counterparts	29
*Disclosure Schedules

*The Registrant agrees to furnish supplementally a copy of the omitted schedules to the Securities and Exchange Commission upon request

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 3, 2012, is entered into between CompuCredit Holdings Corporation, a Georgia corporation (“Seller”), and JCAP Transitory Acquisition Sub, LLC, a Georgia limited liability company (“Buyer”).

RECITALS

WHEREAS, as of the date of this Agreement, Seller owns all of the limited liability company interests of CL Holdings;

WHEREAS, the employees of FMT provide services to Majestic, JCAP, CL Holdings and each of their respective subsidiaries;

WHEREAS, immediately prior to the Closing, Seller conducted, and caused the applicable Acquired Companies to conduct, the following transactions, all in accordance with and as specified in Section 5.01: (a) Seller contributed all of the limited liability company interests of Majestic to CL Holdings resulting in Majestic becoming a wholly-owned subsidiary of CL Holdings, (b) Seller contributed all of the limited liability company interests of FMT to CL Holdings resulting in FMT becoming a wholly-owned subsidiary of CL Holdings, and (c) JCAP merged with and into Credit Logistics, a wholly owned subsidiary of CL Holdings, with Credit Logistics as the surviving entity;

WHEREAS, on the Closing and following the Pre-Closing Reorganization, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the limited liability company interests of CL Holdings (the “Interests”), subject to the terms and conditions set forth herein;

WHEREAS, immediately following the Closing, Buyer will merge with and into CL Holdings; and

WHEREAS, Buyer wishes to enter into new employment agreements with certain of the Employees pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I

“2010 Audited Year-end Financial Statements” has the meaning set forth in Section 3.06.

“2011 Audited Year-end Financial Statements” has the meaning set forth in Section 3.06.

“2011 Effective Yield Financial Statements” has the meaning set forth in Section 3.06.

“2011 FMT Financial Statements” has the meaning set forth in Section 3.06.

“Acquired Company” or “Acquired Companies” means one or more of (i) CL Holdings, (ii) Credit Logistics, (iii) Majestic, (iv) JCIA, a wholly owned subsidiary of Majestic, (v) JC International, a wholly owned subsidiary of JCIA, (vi) JC Card Services, a wholly owned subsidiary of Credit Logistics, and (vii) FMT.

“Acquired Company Intellectual Property” has the meaning set forth in Section 3.10(b).

“Acquired Person” has the meaning set forth in Section 5.12(c).

“Acquisition” has the meaning set forth in Section 5.12(c).

“Adjusted EBITDA” has the meaning set forth in Section 2.05(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Aggregate Commitments” has the meaning set forth in the Buyer Debt Facility Agreement.

“Agreement” has the meaning set forth in the preamble.

“Bankrupt Accounts Restricted Businesses” has the meaning set forth in Section 5.12(b).

“Bankrupt Accounts Restricted Period” has the meaning set forth in Section 5.12(b).

“Benefit Plan” has the meaning set forth in Section 3.15(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Atlanta, Georgia or New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.02(b).

“Buyer Debt Facility” means the Loans (as defined in the Buyer Debt Facility Agreement) and Commitments provided by the Lender pursuant to the terms of the Buyer Debt Facility Agreement.

“Buyer Debt Facility Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among CL Holdings, certain subsidiaries of CL Holdings, the lenders from time to time party thereto and The PrivateBank and Trust Company.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Authority of Buyer) and Section 4.04 (Brokers).

“Buyer Indemnified Parties” or “Buyer Indemnified Party” has the meaning set forth in Section 7.02.

“Capital Stock” means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, and (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited).

“Cash Escrow Account” has the meaning set forth in Section 2.03(a)(ii).

“Cash Escrow Amount” means $5,400,000.

“CCIP” means CompuCredit Intellectual Property Holdings Corp. II, a Nevada corporation.

“CL Holdings” means CL Holdings, LLC, a Georgia limited liability company.

“Closing” has the meaning set forth in Section 2.04.

“Closing Consideration” has the meaning set forth in Section 2.03(a)(i).

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Date Calculation” has the meaning set forth in Section 2.02(b).

“Closing Repaid Indebtedness” has the meaning set forth in Section 6.01(d).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” has the meaning set forth in the Buyer Debt Facility Agreement.

“Company Benefit Plan” has the meaning set forth in Section 3.15(a).

“Company Transaction Expenses” means, without duplication, the collective amount of: (i) all costs, fees and expenses incurred or paid by any Acquired Company after December 31, 2011 and through the Closing in connection with this Agreement, the sale of the Acquired Companies or the other transactions or agreements contemplated hereby including amounts owed or paid to the legal counsel, accountants, advisors, brokers and other third parties of Seller or the Acquired Companies, provided, that, for the avoidance of doubt, Company Transaction Expenses shall not include (A) costs or expenses of Buyer or its Affiliates in connection with the purchase of the Acquired Companies and other transactions contemplated hereby, (B) amounts owed or paid in connection with the Buyer Debt Facility, or (C) reasonable out-of-pocket travel expenses incurred by the management team of the Acquired Companies or other travel-related similar incidental expenses (e.g., hotel charges) incurred in connection with the transactions or agreements contemplated hereby, and (ii) all obligations incurred and payments made by any Acquired Company after December 31, 2011 through the Closing (a) under severance agreements, stay bonuses, incentive bonuses, termination and change of control arrangements and similar obligations, in each case, that are owed to any Person before, on or after the Closing in connection with the consummation of the transactions contemplated by this Agreement (including any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income, payroll or withholding Taxes) (excluding any amounts paid to employees of the Acquired Companies in respect of a phantom unit plan only to the extent of the amount contributed by Seller to the Acquired Companies to make such payment), (b) to any Person under any pension or deferred compensation arrangements, other than normal course incentive compensation, and (c) to Seller or any Affiliate of Seller (other than an Acquired Company), other than an Ordinary Course Services Transaction.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, developed by or learned by, Seller or its subsidiaries (other than an Acquired Company) as the direct or indirect owner of the Capital Stock of the Acquired Companies that relates to the business, products, services or research of any Acquired Company or any of such Acquired Company’s partners, strategic alliance participants or employees, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any Acquired Company, any of its customers and their confidential information; (iii) industry research compiled by, or on behalf of, any Acquired Company, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any Acquired Company; (iv) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto; and (v) information related to Acquired Company Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information which (A) is or becomes generally available to the public or generally known by participants in the industry in which the Acquired Companies operate, in each case other than as a result of a disclosure by Seller or any of its Affiliates in breach of Section 5.11 of this Agreement or in breach of any other contractual obligation to any Acquired Company, (B) becomes available to Seller on a non-confidential basis from a source other than any Acquired Company, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any Acquired Company or any other party with respect to such information, or (C) is known to Seller or its Affiliates as a result of the operations of their businesses (other than the businesses of the Acquired Companies).  For purposes of the definition of Confidential Information, Acquired Companies shall exclude all information, business, products, services, and research of Credit Logistics that existed at any time as of its formation or through the period ending as of immediately prior to the Pre-Closing Reorganization that would otherwise constitute Confidential Information.

“Consumer Credit Laws” has the meaning set forth in Section 3.22.

“Credit Logistics” means Creditlogistics, LLC, a Georgia limited liability company, which immediately prior to Closing and pursuant to the Pre-Closing Reorganization was merged with JCAP, with Credit Logistics as the surviving entity.

“Data Room” means the electronic documentation site established by RR Donnelley on behalf of Seller and, as soon as practicable after the date hereof, Seller will deliver to Buyer one or more CD-Rom or DVD disks containing a complete and accurate electronic copy of the Dataroom as it existed as of 11:59 p.m. (Eastern Daylight Time) on the date three days prior to the date hereof.  Any document or item shall be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (i) is included in the CD-Rom or DVD disks delivered pursuant to the foregoing sentence or (ii) actually delivered or provided to Buyer or any of its representatives.

“Debt Escrow Account” has the meaning set forth in the Escrow Agreement.

“Delinquent Accounts Restricted Businesses” has the meaning set forth in Section 5.12(b).

“Delinquent Accounts Restricted Period” has the meaning set forth in Section 5.12(b).

“Designated Prospective Lender” has the meaning set forth in Section 2.05(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.  The information set forth in the Disclosure Schedules shall be disclosed under separate section and subsection references that correspond to the sections and subsections of Article III to which such information relates; provided, however, that disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to such other representations or warranties by Seller calling for disclosure of such information if such disclosure would be reasonably apparent (on the face of the Disclosure Schedule).  The inclusion of any information in any section of the Disclosure Schedule or other document delivered by any Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

“Disputed Items” has the meaning set forth in Section 2.07(a).

“DOL” means the United States Department of Labor.

“Dollars or $” means the lawful currency of the United States.

“Earnout Certificate” has the meaning set forth in Section 2.05(b)(ii).

“Earnout Payment(s)” has the meaning set forth in Section 2.05.

“EBITDA Target” has the meaning set forth in Section 2.05(b)(i).

“Effective Yield Financial Statements” has the meaning set forth in Section 3.06.

“Emblem Accounts” has the meaning set forth in Section 2.06(a).

“Employees” means employees of FMT whose duties primarily consist of providing services to Majestic, JCAP, CL Holdings and/or each of their respective subsidiaries.

“Encumbrance” means any lien (statutory or otherwise), pledge, mortgage, hypothecate, deed of trust, security interest, license, easement, right of first refusal, right of way, encroachment or other similar encumbrance.

“Environmental Claim” means any Proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice with respect to any Environmental Claim relating to actual or alleged non-compliance with or liability under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 3.15(f).

“Escrow Accounts” means the Cash Escrow Account and the Debt Escrow Account.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning set forth in Section 6.01(g).

“Estimated Initial Purchase Price” has the meaning set forth in Section 2.02(a).

“Excepted Restricted Business” has the meaning set forth in Section 5.12(c).

“Facility Increase” has the meaning set forth in Section 2.05(a).

“Facility Increase Termination Date” has the meaning set forth in Section 2.05(a).

“Financial Statements” has the meaning set forth in Section 3.06.

“Flexpoint Deemed Equity Investment Amount” has the meaning set forth in Section 2.05(b)(vii).

“FMT” means FMT Services, LLC, a Nevada limited liability company (as successor by conversion to FMT Services, Inc., a Nevada corporation, in connection with the Pre-Closing Reorganization).

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, department, commission, board, bureau or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, directive, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or defined or regulated with words of similar meaning or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, mold and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following liabilities or obligations of any Acquired Company, whether or not contingent, without duplication: (i) obligations for borrowed money (including any principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) obligations evidenced by bonds, debentures, notes, or other similar debt security, (iii) any commitments with respect to bankers acceptances, fidelity bonds, surety bonds (or other similar obligations required for licenses, Permits or any other regulatory requirement), performance bonds, letters of credit or similar obligations, (iv) all liabilities to pay the deferred purchase price of property or services (including deferred rent and any deferred purchase price obligations related to past acquisitions (including any earn-outs and any stay bonuses incurred or payable in connection with such past acquisitions)) other than current trade payables that are not past due and incurred in the ordinary course of business consistent with past practices and any obligations incurred in the ordinary course of business consistent with past practices under forward flows agreements, (v) all liabilities under any synthetic lease or any lease which has been or should be under GAAP recorded as a capital lease, (vi) all liabilities arising out of interest rate and currency swap arrangements or other hedging arrangements, (vii) all indebtedness of any Person other than an Acquired Company guaranteed or secured by any lien or security interest on the assets of any Acquired Company, and (viii) all liabilities arising from any breach of any of the foregoing.  For purposes of calculating Indebtedness, all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Independent Firm” has the meaning set forth in Section 2.07(a).

“Initial Flexpoint Investment Amount” has the meaning set forth in Section 2.05(b)(vii).

“Initial Purchase Price” has the meaning set forth in Section 2.02(a).

“Insider” means Seller or any of its Affiliates or any officer, director, or equityholder, as applicable, of any Acquired Company, Seller or any of their respective Affiliates, or any spouse or descendent (whether natural or adopted) of any such individual or any entity in which any of the foregoing Persons owns, or is otherwise entitled to, a 5% or greater direct or indirect beneficial interest.

“Insurance Policies” has the meaning set forth in Section 3.11.

“Intellectual Property Rights” has the meaning set forth in Section 3.10(a).

“Interests” has the meaning set forth in the recitals.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Effective Yield Financial Statements” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Investment” as applied to any Person means any direct or indirect purchase or other acquisition by such Person of any Capital Stock or bonds, debentures, notes or other similar debt obligations or securities.

“IRS” means the United States Internal Revenue Service.

“JC Card Services” means Jefferson Capital Card Services, LLC, a Georgia limited liability company.

“JC International” means JC International Acquisition, LLC, a Georgia limited liability company.

“JCAP” means Jefferson Capital Systems, LLC, a Georgia limited liability company.  For purposes of this Agreement, all references to JCAP shall refer to JCAP and its operations prior to the Pre-Closing Reorganization.

“JCIA” means JCIA Holdings, LLC, a Georgia limited liability company.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.1(c) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, writ, injunctive, other requirement or rule of law of any Governmental Authority.

“Lease(s)” has the meaning set forth in Section 3.09(b).

“Leased Real Property” has the meaning set forth in Section 3.09(b).

“Losses” means losses, damages, liabilities, interest, costs or expenses, including reasonable attorneys’ and consultants’ fees and expenses.

“Majestic” means Majestic Capital Holdings, LLC, a Georgia limited liability company.

“Majestic Promissory Note” has the meaning set forth in Section 2.02.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or circumstance that has or would reasonably be expected to have, either individually or in the aggregate with all other events, occurrences, facts, conditions, changes, developments or circumstances, a materially adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Acquired Companies taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, change, development or circumstance, directly or indirectly, to the extent arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Acquired Companies operate; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; or (v) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God, in each case for clauses (i), (ii), (iv) and (v), which does not have a disproportionate effect on the Acquired Companies or their businesses as a whole as compared to other participants in the industry in which the Acquired Companies operate.

“Material Collection Agencies” has the meaning set forth in Section 3.22(e).

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Disposition” has the meaning set forth in Section 2.05(b)(vii).

“Material Permits” has the meaning set forth in Section 3.13(b).

“Material Suppliers” has the meaning set forth in Section 3.20.

“Maximum Earnout Amount” has the meaning set forth in Section 2.05(b).

“Measured Person(s)” has the meaning set forth in Section 2.05(b)(vi).

“Measurement Period” has the meaning set forth in Section 2.05(b).

“Net Charge-Off” has the meaning set forth in Section 2.06(d).

“Net Charge-Off Period” has the meaning set forth in Section 2.06(a).

“Net Charge-Off Reimbursement” has the meaning set forth in Section 2.06(a).

“Objection Notice” has the meaning set forth in Section 2.07(a).

“Ordinary Course Services Transaction” means a transaction described on Section 1.01 of the Disclosure Schedule and entered into in the ordinary course of business consistent with past practices.

“Organizational Documents” means the Articles of Incorporation, Articles of Organization, Bylaws, and/or Operating Agreement, as applicable, of the relevant Person, each as in effect as of the date of this Agreement.

“Originated Loans and Fees” has the meaning set forth in Section 3.21.

“Payoff Letters” has the meaning set forth in Section 6.01(d).

“Permits” means all permits, licenses, franchises, approvals, authorizations, accreditations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Reorganization” has the meaning set forth in Section 5.01.

“Pre-Closing Reorganization Documents” has the meaning set forth in Section 6.01(i).

“Pre-Closing Return” has the meaning set forth in Section 8.03.

“Pre-Closing Tax Period” has the meaning set forth in Section 8.01.

“Proceedings” has the meaning set forth in Section 3.12(a).

“Prospective Lender” has the meaning set forth in Section 2.05(a).

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.15(d).

“Real Property” means the real property owned, leased or subleased by any Person, together with all buildings, structures and facilities located thereon.

“Receivables Agreement” means any agreement or contract of an Acquired Company for the purchase, sale or servicing of accounts or receivables (including charge-off receivables) or any agreement or contract pursuant to which balance transfer offers are made to consumers or the related bank partner contracts with respect thereto.

“Registered Intellectual Property” has the meaning set forth in Section 3.10(b).

“Reinvestment Period” has the meaning set forth in Section 2.05(b)(vii).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Releasees” has the meaning set forth in Section 5.10.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, financing sources, counsel, accountants and other agents of such Person.

“Restricted Businesses” has the meaning set forth in Section 5.12(b).

“Restricted Periods” has the meaning set forth in Section 5.12(b).

“Sale Transaction” has the meaning set forth in Section 2.05(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Bank Account” means a bank account in the United States to be designated by Seller in a written notice to Buyer at least two Business Days before the Closing.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Acquired Companies), Section 3.03 (Capitalization of Acquired Companies), Section 3.04 (Subsidiaries), Section 3.07(a) (Absence of Certain Changes), Section 3.17 (Taxes), and Section 3.18 (Brokers).

“Seller Indemnified Parties” or “Seller Indemnified Party” has the meaning set forth in Section 7.03.

“Seller Special Representations” means the representations and warranties set forth in Section 3.09(a) (Title to Assets) and Section 3.22 (Compliance with Consumer Credit Laws).

“Straddle Period” has the meaning set forth in Section 8.02.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, license, unclaimed property or escheatment, social security (or similar), estimated, valued added, alternative or add-on minimum, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” has the meaning set forth in Section 5.12(b).

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Transition Period” has the meaning set forth in Section 5.02(c).

“Transition Services Agreement” has the meaning set forth in Section 6.01(c).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Weighted Average Account Value Percentage” has the meaning set forth in Section 5.12(b).

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale.  Subject to the terms and conditions set forth herein, contemporaneously with the execution and delivery of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases from Seller, the Interests for the consideration specified in Section 2.02(a).

Section 2.02 Purchase Price.

(a) The aggregate purchase price for the Interests shall be an amount equal to (i) (A) $119,680,000, minus (B) the amount of Company Transaction Expenses, plus (C) $22,500 in respect of one-half of the filing fees payable in connection with the filings under the HSR Act, plus (D) all amounts owing to Seller by Majestic pursuant to that certain promissory note (the “Majestic Promissory Note”) in the principal amount of $5,400,000 (collectively, the “Initial Purchase Price”), plus (ii) any Earnout Payment pursuant to Section 2.05 (together with the Initial Purchase Price, the “Purchase Price”). Not less than two (2) days prior to the anticipated Closing Date, Seller shall have delivered to Buyer (in form and substance reasonably satisfactory to Buyer) its good faith estimate of the Initial Purchase Price and all of the components thereof (the “Estimated Initial Purchase Price”).  The Estimated Initial Purchase Price shall be paid at the Closing as provided in Section 2.03(a) and the Earnout Payment, if any, will be paid as provided in Section 2.05.  Upon the Closing, the Majestic Promissory Note will be deemed fully paid and satisfied without the payment of further consideration.

(b) Within one hundred and twenty (120) days after the Closing Date, Buyer shall deliver to Seller a written calculation of the Initial Cash Purchase Price (the “Closing Date Calculation”), as determined by reference to the relevant provisions of this Agreement.  On or prior to the thirtieth (30th) day after Seller’s receipt of the Closing Date Calculation, Seller may give Buyer a written notice stating in reasonable detail its objections to the calculation of the Closing Date Calculation in accordance with the procedures set forth in Section 2.07 below. During such thirty (30) day period following receipt of the Closing Date Calculation, Seller and its accountants and representatives shall have the right to inspect the books and records of JCAP Holdings, LLC and its subsidiaries used in the calculation of the Closing Date Calculation during normal business hours at the offices of JCAP Holdings, LLC and its subsidiaries, upon reasonable prior notice and for purposes reasonably related to the determination of the Closing Date Calculation.  In the event that Seller does not provide Buyer an Objection Notice prior to the thirtieth (30th) day after Seller’s receipt of the Closing Date Calculation, then the Closing Date Calculation shall be deemed final and binding on the parties. If the Initial Purchase Price (as finally determined pursuant to this Section 2.02(b) or Section 2.07, as applicable) is greater than the Estimated Initial Purchase Price, Buyer (or its designee) shall make payment by wire transfer of the amount of such difference to Seller. If the Initial Purchase Price (as finally determined pursuant to this Section 2.02(b) or Section 2.07) is less than the Estimated Initial Purchase Price, Seller shall make payment by wire transfer of the amount of such difference to Buyer.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver, or cause to be delivered, to Seller the Estimated Initial Purchase Price less the Cash Escrow Amount (the “Closing Consideration”), $40,000,000 of which shall be paid in cash by wire transfer of immediately available funds to the Seller Bank Account and the remainder of the Closing Consideration shall be paid by delivery of a demand promissory note made by Buyer in favor of Seller (the “Demand Note”) in the amount of such remainder;

(ii) deposit the Cash Escrow Amount with the Escrow Agent to be kept in a segregate interest bearing account (the “Cash Escrow Account”) designated by the Escrow Agent pursuant to the Escrow Agreement;

(iii) pay, or cause to be paid, on behalf of the Acquired Companies, the Company Transaction Expenses for which Buyer has received payoff letters pursuant to Section 6.01(d) by wire transfer of immediately available funds in accordance with such letters;

(iv) repay, or cause to be repaid, on behalf of the Acquired Companies, all amounts necessary to discharge fully the then outstanding balance of all Closing Repaid Indebtedness, by wire transfer of immediately available funds in accordance with the Payoff Letters; and

(v) deliver, or cause to be delivered, to Seller all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.02 of this Agreement.

(b) At the Closing, Seller shall:

(i) deliver, or cause to be delivered, to Buyer to the extent certificated, certificate(s) evidencing the Interests, free and clear of all Encumbrances, duly endorsed in blank or accompanied by membership interest transfer powers, stock powers or other instruments of transfer duly executed in blank;

(ii) deliver, or cause to be delivered, to Buyer the original Majestic Promissory Note stamped “cancelled”;

(iii) (A) commit to lend $15 million in cash to Credit Logistics pursuant to the terms of the Buyer Debt Facility Agreement, and (B) lend its pro rata share of the Loans at the Closing pursuant to the terms thereof; and

(iv) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.01 of this Agreement.

(a) Immediately following the Closing, Buyer shall pay an amount equal to the principal amount of the Demand Note by wire transfer of immediately available funds to the Seller Bank Account.

Section 2.04 Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Atlanta, Georgia time, on the date of this Agreement, at the offices of Troutman Sanders LLP, 600 Peachtree Street N.E., Suite 5200, Atlanta, Georgia 30308, or at such other time or at such other place as Seller and Buyer may mutually agree upon (the day on which the Closing takes place being the “Closing Date”), and shall be effective as of 12:01 a.m. on the Closing Date.

Section 2.05 Earnout.  As additional consideration for the Interests, Buyer shall pay to Seller the following amounts (individually, an “Earnout Payment” and, collectively, the “Earnout Payments”) if and to the extent due pursuant to this Section 2.05:

(a) If prior to October 31, 2012 (the “Facility Increase Termination Date”), the Aggregate Commitments under the Buyer Debt Facility (excluding Commitments provided by Seller) equals or exceeds $100 million, whether through the addition of commitments from Persons not a Lender under the Buyer Debt Facility Agreement as of the Closing Date that are institutional lenders primarily engaged in the business of lending (“Prospective Lender”) or the assignment of Commitments by Seller or the other Lenders to Prospective Lenders (the “Facility Increase”), then Buyer shall pay, or cause to be paid, to Seller an additional $10,820,000, by wire transfer of immediately available funds to such bank account as shall be designated in writing by Seller, within fifteen (15) days following the consummation of such Facility Increase.  If (I) a Facility Increase has not been consummated on or prior to October 31, 2012, (II) Buyer is in discussions with one or more Prospective Lenders and (III) Buyer’s chief executive officer certifies that he believes in good faith that continued discussions with one or more such Prospective Lenders will lead to Commitments meeting the thresholds set forth above on or prior to November 21, 2012, then the Facility Increase Termination Date will be extended to November 21, 2012.  If the Facility Increase has not occurred prior to the Facility Increase Termination Date, no Earnout Payment will be earned or owed under this Section 2.05(a). In connection with the foregoing, Buyer will (or will direct the administrative agent under the Buyer Debt Facility Agreement to) (A) call each of the Prospective Lenders listed on Section 2.05 of the Disclosure Schedules (each, a “Designated Prospective Lender”) and invite them to participate as Lenders in the Buyer Debt Facility under the Buyer Debt Facility Agreement; (B) make senior management of the Acquired Companies reasonably available to meet with any Designated Prospective Lenders; (C) assist the agent in preparing materials/making available materials to be delivered to any Designated Prospective Lenders that indicate interest; and (D) consent to, accept and include any Designated Prospective Lenders as a Lender under the Buyer Debt Facility Agreement. In connection with the foregoing, Buyer will not (1) be required to change the pricing or terms of the Buyer Debt Facility Agreement related to any new Lenders or (2) have any other obligations express or implied except those expressly set forth above with respect to earning the Earnout Payment pursuant to this Section 2.05(a).

(b) In the event the conditions set forth in Section 2.05(a) above are not satisfied and no Earnout Payment is due pursuant to Section 2.05(a), then the following provisions of this Section 2.05(b) shall apply:

(i) Buyer shall pay to Seller, for each of the twelve-month periods ended December 31, 2012, 2013, and 2014 (each, a “Measurement Period”), (i) with respect to the Measurement Period ending December 31, 2012, 37.5% of the amount by which Adjusted EBITDA (as defined below) exceeds $33 million during such Measurement Period (as adjusted from time to time pursuant to this Section 2.05(b), the “EBITDA Target”) and (ii) with respect to the Measurement Periods ending December 31, 2013 and December 31, 2014, 75% of the amount by which Adjusted EBITDA for the applicable Measurement Period exceeds $33 million during such Measurement.  In no event shall Buyer be required to pay more than $10,820,000 (the “Maximum Earnout Amount”) in the aggregate pursuant to this Section 2.05(b).  In the event that Seller receives aggregate payments pursuant to this Section 2.05(b) equal to the Maximum Earnout Amount, Buyer’s obligations under this Section 2.05(b) shall terminate and be of no further force and effect.

(ii) Promptly following completion of the audited financial statements of JCAP Holdings, LLC (if audited financial statements are prepared) or unaudited financial statements of JCAP Holdings, LLC (if audited financial statements are not prepared) for the Measurement Period (but in no event later than one hundred and twenty (120) days following the completion of such Measurement Period), Buyer shall deliver to Seller a copy of such financial statements together with a certificate executed by the chief executive officer or chief financial officer of Buyer (or other officer of Buyer with similar duties and responsibilities) certifying the calculation of Adjusted EBITDA for such Measurement Period (each, an “Earnout Certificate”).  Each Earnout Payment as set forth in an Earnout Certificate pursuant to this Section 2.05(b) shall be paid, by wire transfer of immediately available funds to such bank account as shall be designated in writing by Seller, within fifteen (15) days following the delivery of the applicable Earnout Certificate.  On or prior to the sixtieth (60th) day after Seller’s receipt of such certification setting forth the calculation of Adjusted EBITDA for the applicable Measurement Period, Seller may give Buyer a written notice stating in reasonable detail its objections to the calculation thereof in accordance with the procedures set forth in Section 2.07 below.  During such sixty (60) day period following receipt of Buyer’s certification, Seller and its accountants and representatives shall have the right to inspect the books and records of the Measured Persons used to calculate the applicable Earnout Amount during normal business hours at the offices of such Measured Persons, upon reasonable prior notice and for purposes reasonably related to the determination of Adjusted EBITDA and the resulting Earnout Payment.  Any disputed amounts to be paid pursuant to Section 2.07 shall be paid within fifteen (15) days following the determination of Adjusted EBITDA for such Measurement Period being deemed final in accordance with such provisions.  In the event that Seller does not deliver to Buyer an Objection Notice with respect to the calculation of Adjusted EBITDA for such Measurement Period by the sixtieth (60th) day following Buyer’s delivery of the applicable Earnout Certificate to Seller, the calculation of Adjusted EBITDA for such Measurement Period and the resulting Earnout Payment as set forth in such Earnout Certificate shall be deemed final and binding on Buyer and Seller.

(iii) Buyer agrees (A) to maintain separate books and financial statements with respect to the Measured Persons, permitting a full and accurate determination of any Earnout Payment, (B) not to, directly or indirectly, divert any business normally conducted by a Measured Person to any other Person not included within the calculation of Adjusted EBITDA, and (C) not to take any action or omission (or allow any Measured Person to take any action  with the primary purpose of reducing or decreasing any potential Earnout Payment; provided, however, that nothing contained in this Agreement shall be construed to restrict in any way Buyer’s management from operating the Buyer’s business (including the business of the Acquired Companies) in the manner which the Buyer’s management and board of directors deem most beneficial for the Buyer and the holders of Buyer’s membership interests.

(iv) Unless otherwise agreed to in writing by Seller and Buyer, all financial statements of the Measured Persons for purposes of determining Adjusted EBITDA shall be prepared in accordance with the Effective Yield Financial Statements as described in Section 3.06 and, subject to subsection (vi) below, any contribution (whether positive or negative) from operations of the Measured Persons in the United Kingdom (without duplication).  The parties agree that any changes in any accounting rules or the effective yield methodology from and after the date hereof shall not affect the calculation of Adjusted EBITDA and that the parties shall prepare the financial statements on a basis consistent with the determinations used to prepare the Effective Yield Financial Statements and the methodology set forth on Section 3.06(a) of the Disclosure Schedules.

(v) In the event that all or substantially all of either the assets or equity of any of the Measured Persons are sold, transferred or otherwise disposed of to an unaffiliated third party in a transaction or series of related transactions (except for asset sales or dispositions in the ordinary course of business) (a “Sale Transaction”) prior to December 31, 2014 and Flexpoint Fund II, L.P. receives in cash at the consummation of such Sale Transaction (net of any Earnout Payments payable of a result of such Sale Transaction) an amount equal to (A) 1.5 multiplied by (B) Flexpoint Fund II, L.P.’ s aggregate equity investments in JCAP Holdings, LLC and its subsidiaries prior to such date, then, within fifteen (15) days following the consummation of such Sale Transaction, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account as shall be designated in writing by Seller, an amount equal to the Maximum Earnout Amount less any Earnout Payments previously paid hereunder.

(vi) For purposes of this Section 2.05(b), “Adjusted EBITDA” shall mean, with respect to any specified period, the consolidated net income of JCAP Holdings, LLC, its subsidiaries (including Buyer and the Acquired Companies), and each of their successors (collectively, the “Measured Persons”), for such period, determined before deduction of interest expense, income taxes, depreciation expense and amortization expense of the Measured Persons for such period calculated in accordance with the methodology set forth in Section 2.05(b)(iv) above and after adding back (to the extent deducted in determining consolidated net income for such period): (A) the fees and expenses incurred by any Measured Person in connection with the closing of the transactions contemplated hereby; (B) all management fees, consultant fees or similar fees paid or payable to Flexpoint Fund II, L.P. or its Affiliates (other than the Measured Persons) or any employee of Flexpoint Fund II, L.P. or its Affiliates (other than an employee of a Measured Person); (C) director’s or similar fees paid to any member of a Measured Person’s board of directors or board of managers, other than normal and customary payments to outside directors or outside members of a Measured Person’s board of directors or board of managers that are consistent with amounts paid by companies of the size and type of the Measured Persons, (D) all fees and expenses incurred by a Measured Person to Flexpoint Fund II, L.P. or any of its Affiliates (other than a Measured Person) on terms that are less favourable to such Measured Person than arms’ length terms (excluding any transactions or arrangements among the Measured Persons), (E) any other extraordinary gains or losses or one-time gains or losses, including gains or losses associated with a Sale Transaction that any Measured Person may pursue, and (F) any purchase accounting or write up of an intangible asset due to the acquisition transactions contemplated by this Agreement.  If the Acquired Companies engage in a Material Disposition, the Adjusted EBITDA will be adjusted to exclude the effect of any gain or loss resulting from such Material Disposition.  In the event that any Affiliate of Buyer (other than any Measured Person) diverts from any Measured Person any business opportunity of such Measured Person that (x) is within such Measured Person’s line of business on the date hereof, (y) is generated by and known to the employees of such Measured Person and (z) such Measured Person has the ability and practical experience to pursue, such business opportunity shall be deemed business of such Measured Person for purposes of calculating the Adjusted EBITDA.

(vii) If any Measured Person sells or disposes of a material division or business to an unaffiliated third party in a single transaction or series of related transaction (a “Material Disposition”), the EBITDA Target for the remaining Measurement Periods (and on a pro rata basis for the Measurement Period in which such Material Disposition occurs) will be adjusted to an amount equal to the product of (1) (A) the result of (I) the Flexpoint Deemed Equity Investment Amount minus (II) 50% of the cash proceeds, net of transaction expenses, received by any Measured Person in connection with such Material Disposition, divided by (B) the amount of the investment by Flexpoint Fund II, L.P. in JCAP Holdings, LLC as of the Closing Date (the “Initial Flexpoint Investment Amount”), multiplied by (2) $33,000,000.  In the event that Flexpoint Fund II, L.P. makes a new equity investment in any Measured Person or any Measured Person reinvests cash proceeds, net of transaction expenses, from any Material Disposition, the EBITDA Target for the remaining Measurement Periods (and on a pro rata basis for the Measurement Period in which such investment occurs) will be adjusted to an amount equal to the product of (1) (A) the sum of (I) the Flexpoint Deemed Equity Investment Amount plus (II) (a) the amount of such new equity investment by Flexpoint Fund II, L.P. or (b) 50% of the cash proceeds, net of transaction expenses, of a Material Disposition reinvested by a Measured Person within 90 days of the closing of such Material Disposition (“Reinvestment Period”), as applicable, divided by (B) the Initial Flexpoint Investment Amount, multiplied by (2) $33,000,000. For purposes of this Section 2.05(b)(vii), the “Flexpoint Deemed Equity Investment Amount” means, as of the date of determination, an amount equal to (i) the Initial Flexpoint Investment Amount, plus (ii) the aggregate amount of additional equity investments by Flexpoint Fund II, L.P. in JCAP Holdings, LLC and its subsidiaries following the Closing Date, plus (iii) 50% of the aggregate cash proceeds, net of transaction expenses, received by the Measured Persons in connection with Material Dispositions reinvested by Measured Persons during the applicable Reinvestment Periods, less (iv) 50% of the aggregate cash proceeds, net of transaction expenses, received by the Measured Persons in connection with the Material Dispositions, in the case of clauses (ii), (iii) and (iv) excluding the proceeds from a Material Disposition, the new equity investment by Flexpoint Fund II, L.P. or the reinvestment of proceeds of a Material Disposition, as applicable, occurring on such date of determination.

(viii) Until the earlier to occur of (A) the date on which the Maximum Earnout Payment has been paid and (B) delivery to Seller of the unaudited financial statements for the year ended December 31, 2014, Buyer shall provide to Seller quarterly financial statements of the Acquired Companies at the same time and in the same manner as provided to Buyer and its Affiliates or pursuant to the Buyer Debt Facility.

(c) To the extent any Earnout Payment is not paid by Buyer to Seller when due hereunder, such amount shall bear interest from and including the date such payment was due to the date of payment at a rate per annum equal to 8%.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(d) The right to receive any of the Earnout Payments (if any) is solely a contractual right and is not a security for any purpose.  The express obligations of Buyer set forth in this Section 2.05 are the sole obligations, express or implied, relating to the efforts of Buyer and the Acquired Companies and their respective Affiliates regarding the Earnout Payments.  For the avoidance of doubt, (x) Buyer and its Affiliates have no obligation to use efforts to cause any portion of the Earnout Payments to be earned and (y) any implied duty or covenant of good faith and fair dealing shall not be deemed to impose any obligation on Buyer or the Acquired Companies or any of their respective Affiliates to cause any portion of the Earnout Payments to be earned.

(e) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate Earnout Payments owed pursuant to this Section 2.05 shall not exceed the Maximum Earnout Amount.

Section 2.06 Net Charge-Offs.

(a) In the event that during the period beginning on July 1, 2012 and ending on June 30, 2013 (the “Net Charge-Off Period”), Net Charge-Off (as defined below) of principal receivables of utilization balances relating to the Emblem accounts that had outstanding balances as of September 30, 2011 and identified on Section 2.06 of the Disclosure Schedules (the “Emblem Accounts”) exceeds 20% of the outstanding balance of utilization receivables on the Emblem Accounts as of June 30, 2012, Seller shall pay to Buyer or its designee in cash an amount equal to the Net Charge-Off of principal receivables of utilization balances of the Emblem Accounts during the Net Charge-Off Period, less 18% of the outstanding balance of utilization receivables on the Emblem Accounts as of June 30, 2012 (such amount, the “Net Charge-Off Reimbursement”). An illustrative example of the calculation of the Net Charge-Off Reimbursement is set forth on Section 2.06 of the Disclosure Schedules.

(b) Promptly following each month of the Net Charge-Off Period, Buyer shall provide to Seller the calculation of Net Charge-Offs for principal receivables of utilization balances relating to the Emblem Accounts.  Promptly following completion of the Net Charge-Off Period (but in no event later than sixty (60) days following the completion thereof), Buyer shall deliver to Seller a copy of a statement setting forth the calculation of the Net Charge-Offs for the Net Charge-Off Period together with reasonable supporting documentation evidencing the same and a certificate executed by the chief executive officer or chief financial officer (or any other officer with similar duties and responsibilities) of the Buyer certifying the calculation of any Net Charge-Off Reimbursement.  On or prior to the sixtieth (60th) day after Seller’s receipt of such statement setting forth the Net Charge-Off Reimbursement, Seller may give Buyer a written notice stating in reasonable detail its objections to the calculation thereof in accordance with the procedures set forth in Section 2.07.  During such sixty (60) day period following receipt of Buyer’s certification, Seller and its accountants and representatives shall have the right to inspect Buyer’s and its subsidiaries’ books and records during normal business hours at Buyer’s and its subsidiaries’ offices, upon reasonable prior notice and for purposes reasonably related to the determination of Net Charge-Offs and the resulting Net Charge-Off Reimbursement.  If Seller does not deliver to Buyer an Objection Notice in accordance with Section 2.07(a) prior to the expiration of the sixty (60) day period, the calculation of the Net Charge-Off Reimbursement shall be deemed final and binding on the Parties.

(c) For purposes of determining Net Charge-Offs, Buyer agrees that it and its Affiliates will continue to (i) use the same policies and procedures as it relates to delinquencies, charging off accounts, and recoveries, and (ii) pursue collections on both delinquent and charged-off accounts, in each case consistent with the manner in which Buyer and its subsidiaries manage its other accounts.

(d) For purposes of this Section 2.06, “Net Charge-Off” shall mean an amount equal to the principal charge-off of the utilization balance on the Emblem Accounts, minus all recoveries on all accounts during the Net Charge-Off Period.

Section 2.07 Purchase Price Disputes.

(a) To the extent Seller delivers a written notice of any objection in accordance with the terms of Section 2.02(b), Section 2.05(b)(ii) or Section 2.06(b) (each an “Objection Notice”), such Objection Notice shall specify in reasonable detail the dollar amount (if determinable) of any objection and the basis therefor. Any determination set forth in the Closing Date Calculation, calculation of Adjusted EBITDA or calculation of Net Charge-Off Reimbursement, as applicable, which is not specifically objected to in an Objection Notice shall be deemed final and binding upon the parties hereto. Except to the extent Seller makes an objection to a specific determination set forth in the Closing Date Calculation, calculation of Adjusted EBITDA or calculation of Net Charge-Off Reimbursement, as applicable, pursuant to an Objection Notice delivered to Buyer within such thirty (30) day or sixty (60) day period, as applicable, the Closing Date Calculation, calculation of Adjusted EBITDA, or calculation of Net Charge-Off Reimbursement, as applicable, will be final and binding upon the parties hereto.  If Seller gives a timely Objection Notice, then Buyer and Seller will negotiate to resolve their disputes (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Seller, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). If Buyer and the Seller are unable to resolve all disputes regarding the Closing Date Calculation, the calculation of Adjusted EBITDA, or the calculation of Net Charge-Off Reimbursement, as applicable, on or prior to the thirtieth (30th) day after the delivery of the Objection Notice, then Buyer and the Seller will retain Duff & Phelps (the “Independent Firm”), and shall instruct the Independent Firm to resolve the dispute as soon as practicable, and in any event within thirty (30) days, and Buyer and Seller and their respective agents shall cooperate with the Independent Firm during its engagement. The Independent Firm shall only decide the specific items under dispute by the parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. In resolving any Disputed Item, the Independent Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Firm’s determination shall be based solely on written submissions by Buyer and Seller (i.e., not on independent review) and the definitions and other terms included herein. In resolving any Disputed Items, the parties will not engage in discovery and no arbitration hearing will be held.  The Closing Date Calculation, the calculation of Adjusted EBITDA or the calculation of Net Charge-Off Reimbursement, as applicable, as determined by the Independent Firm will, absent manifest error, be final and binding upon the parties hereto and will constitute the Closing Date Calculation, the calculation of Adjusted EBITDA or the calculation of Net Charge-Off Reimbursement, as applicable, for all purposes of this ARTICLE II. The fees and expenses of the Independent Firm (i) shall be borne by the Seller, in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by Seller (as finally determined by the Independent Firm) bears to the aggregate dollar amount of such submitted Disputed Items and (ii) shall be borne by Buyer, in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully disputed by Seller (as finally determined by the Independent Firm) bears to the aggregate dollar amount of such submitted Disputed Items. Buyer and Seller agree to execute, if requested by the Independent Firm, a reasonable engagement letter, including customary indemnification provisions in favor of the Independent Firm, which Buyer and Seller shall each be responsible for 50% of any such indemnification obligations.

Section 2.08 Purchase Price Allocation. Buyer and Seller shall allocate the purchase price (and all other capitalized costs) for Tax purposes among the assets of CL Holdings as determined in accordance with this Section 2.08.  Buyer shall propose a written allocation within ninety (90) days following the Closing Date.  Seller shall provide written comments on the proposed allocation within thirty (30) days of the receipt of the proposed allocation.  If the parties cannot come to mutual agreement on the allocation, the matter shall be resolved in accordance with substantially identical procedures as set forth for the resolution of disputes in Section 2.07, except that the cost associated with the Independent Firm shall be borne 50% by Buyer and 50% by Seller.  Buyer and Seller and their respective Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with such agreed (or resolved) allocation, unless otherwise required by Law.  In the event of an Earnout Payment, Buyer shall propose successor purchase price allocations in accordance with the foregoing procedures, except that in each case such successor purchase price allocation shall be proposed within ninety (90) days of such payment.

Section 2.09 Withholding.  Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under any provision of U.S. federal, state, local, or other Tax Law, and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information; provided that prior to making any such deduction and withholding, Buyer shall, to the extent reasonably practicable, provide notice to the recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding Tax.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, except where the failure to be validly existing and in good standing or to have such power and authority would not reasonably be expected to impair or delay Seller’s ability to consummate the transactions contemplated hereby.  Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Seller of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Acquired Companies.  Each Acquired Company is organized, validly existing and in good standing under the Law of the State of its incorporation or organization, as applicable, as set forth on Section 3.02 of the Disclosure Schedules, and has all necessary corporate or company power and authority, as applicable, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.  Each Acquired Company is qualified to do business and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not be expected to have a Material Adverse Effect.  Each of Seller and its Affiliates (including any applicable Acquired Company) has all necessary corporate or company power and authority to effectuate the Pre-Closing Reorganization, including entering into all of the Pre-Closing Reorganization Documents and carrying out the obligations thereunder.  The execution and delivery by Seller and its Affiliates, as applicable, of the Pre-Closing Reorganization Documents, the performance by such Person of its obligations thereunder and the consummation by such Person of the transactions contemplated thereby have been duly authorized by all requisite corporate or company action on the part of such Person.  Each of the Pre-Closing Reorganization Documents will be duly executed and delivered by all of the parties thereto and each of the Pre-Closing Reorganization Documents will constitute a legal, valid and binding obligation of such applicable party, enforceable against such applicable party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03 Capitalization of Acquired Companies.

(a) The ownership of each of the Acquired Companies is as set forth on Section 3.03(a) of the Disclosure Schedules.

(b) All of the issued and outstanding Capital Stock of each Acquired Company has been duly authorized, is validly issued, fully paid, and nonassessable, and is held of record by the Person in the manner described on Section 3.03(b) of the Disclosure Schedules, and was not issued in violation of any preemptive rights or rights of first refusal or any Laws. No Acquired Company’s Capital Stock is subject to any preemptive rights or rights of first refusal.

(c) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments (contingent or otherwise) that could require any Acquired Company to issue, sell, cause to become outstanding, acquire or retire any Capital Stock in any Acquired Company. No Acquired Company has any outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to such Acquired Company. Except for each Acquired Company’s Organizational Documents, there are no agreements or understandings between the Acquired Company’s members, shareholders or any other Person with respect to the voting or transfer of such Acquired Company’s Capital Stock or with respect to any other aspect of such Acquired Company’s governance.

(d) Seller has made available to Buyer true, accurate and complete copies of the stock or unit ledger, as applicable, of each Acquired Company, which such stock or unit ledger reflects all issuances, transfers, repurchases and cancellations of the Capital Stock of such Acquired Company.

Section 3.04 Subsidiaries.  As of the Closing Date, CL Holdings has no subsidiaries or other ownership interests of Capital Stock in any Person other than the Acquired Companies.

Section 3.05 No Conflicts; Consents.  Except as set forth on Section 3.05 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (whether with or without the passage of time, the giving of notice or both): (a) result in a violation or breach of any provision of the Organizational Documents of Seller or any Acquired Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any Acquired Company; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or result in the obligation to make any payment under (including, without limitation, any change of control, severance or similar payments), any Material Contract or Material Permit; or (d) result in the imposition of any Encumbrance upon the Interests or any Acquired Company’s assets, except in the cases of clauses (b), (c) and (d), where the violation, breach, conflict, default, acceleration, right, result or failure to receive consent or provide notice would not be expected to be material to Seller or any Acquired Company.  Except as set forth on Section 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Acquired Companies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

Section 3.06 Financial Statements.

(a) Copies of the (i) audited combined financial statements of JCAP and Majestic consisting of the combined balance sheet of JCAP and Majestic as of December 31, 2010 and the related combined statement of operations, shareholder’s equity, and cash flows for the year then ended (the “2010 Audited Year-end Financial Statements”), (ii) audited combined financial statements of JCAP and Majestic consisting of the combined balance sheet of JCAP and Majestic as of December 31, 2011 and the related combined statement of operations, shareholder’s equity, and cash flows for the year then ended (the “2011 Audited Year-end Financial Statements”), (iii) unaudited financial statements consisting of the balance sheet of FMT as of December 31, 2011 and the related statement of operations for the year then ended (“2011 FMT Financial Statements”) and (iv) (A) unaudited combined financial statements consisting of the combined balance sheet of JCAP and Majestic as of June 30, 2012 and the related combined statement of operations, shareholder’s equity, and cash flows for the six-month period then ended using the cost recovery method and (B) unaudited financial statements consisting of the balance sheet of FMT as of June 30, 2012 and the related statement of operations for the six-month then ended (collectively, the “Interim Financial Statements” and together with the 2010 Audited Year-end Financial Statements, the 2011 Audited Year-end Financial Statements, and the 2011 FMT Financial Statements, the “Financial Statements”) are attached to Section 3.06(a) of the Disclosure Schedules.  Copies of the (i) unaudited financial statements of JCAP and the subsidiaries of Majestic consisting of the balance sheets of JCAP and the subsidiaries of Majestic as of December 31, 2011, and the related statements of operations for the year then ended determined on the effective yield method (the “2011 Effective Yield Financial Statements”), and (ii) the unaudited financial statements consisting of the balance sheets of JCAP and the subsidiaries of Majestic as of June 30, 2012 and the related statements of operations for the six-month period then ended determined on the effective yield method (the “Interim Effective Yield Financial Statements” and together with the  2011 Effective Yield Financial Statements, the “Effective Yield Financial Statements”) are attached to Section 3.06(a) of the Disclosure Schedules.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.  The Effective Yield Financial Statements have been prepared in accordance with the methodology set forth on Section 3.06(a) of the Disclosure Schedules applied on a consistent basis throughout the periods involved.  The Financial Statements have been prepared from, and are in accordance with, the books and records of JCAP and Majestic, fairly present in all material respects the combined financial condition, the operating results, changes in equity and cash flows of JCAP and Majestic, as of the respective dates they were prepared and the results of their operations for the periods indicated.  The Effective Yield Financial Statements have been prepared from, and are in accordance with, the books and records of JCAP and the subsidiaries of Majestic, fairly present in all material respects the financial condition and the operating results of JCAP and the subsidiaries of Majestic, as of the respective dates they were prepared and the results of their operations for the periods indicated. The combined balance sheet of JCAP and Majestic as of June 30, 2012 included in the Interim Financial Statements, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”  The books and records of the Acquired Companies properly reflect, in all material respects, the transactions entered into by the Acquired Companies.

(b) Seller has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act), which has been applied to the financial reporting of the Acquired Companies.  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Seller’s financial reporting in accordance with GAAP, one component of which has been financial reporting for the Acquired Companies.  Since January 1, 2009, Seller’s principal executive officer and its principal financial officer have disclosed to Seller’s auditors and Seller’s audit committee (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls.  Seller has made available to Buyer copies of any material written materials provided to Seller’s auditors and audit committee since January 1, 2009 relating to each of the foregoing to the extent such materials involved the Acquired Companies.

Section 3.07 Absence of Certain Changes, Events and Conditions.

(a) Except as set forth on Section 3.07(a) of the Disclosure Schedules, since December 31, 2011, no Acquired Company has (other than with respect to another Acquired Company):

(i) declared, set aside or paid or made a distribution of cash or other property with respect to such Acquired Company’s Capital Stock or purchased, redeemed or otherwise acquired any of such Acquired Company’s Capital Stock;

(ii) incurred, assumed, repaid or prepaid any Indebtedness of any Insider, incurred any Indebtedness owing to any Insider or repaid or prepaid any Indebtedness owed to any Insider;

(iii) made any loans, advances or capital contributions to, or Investments in, any Insider;

(iv) settled, compromised or forgave any Indebtedness of an Insider; or

(v) entered into any transaction, agreement or arrangement with any Insider, other than an Ordinary Course Services Transaction.

(b) Except as expressly contemplated by this Agreement and except as set forth on Section 3.07(b) of the Disclosure Schedules, since March 31, 2012, the Acquired Companies have operated in the ordinary course of business consistent with past practices and there has not been, with respect to an Acquired Company, any:

(i) event, occurrence or development that has had a Material Adverse Effect;

(ii) material amendment of the Organizational Documents of any Acquired Company;

(iii) split, combination or reclassification of any of its Capital Stock;

(iv) issuance, sale or other disposition of any of its Capital Stock or receipts of any contributions with respect to any of its Capital Stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Capital Stock;

(v) material change in any method of its accounting or accounting practice, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(vi) Tax election made, change in any Tax election, change in a Tax annual accounting period, adoption or change in any Tax accounting method, filing of any amended Tax Return, entry into any closing agreement, settlement of any Tax claim or assessment relating to an Acquired Company, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to an Acquired Company, or other similar action taken relating to the filing of any Tax Return or the payment of any Tax (but only to the extent such actions would have the effect of increasing any Taxes of an Acquired Company or decreasing any Tax attributes of an Acquired Company on or after the Closing);

(vii) write down in the value of its assets, except in the ordinary course of business consistent with past practice;

(viii) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $500,000 or Encumbrance incurred on any of its assets (other than Permitted Encumbrances);

(ix) sale, assignment, transfer, lease, license or other disposition of any of its assets (including any abandonment or lapse of any Acquired Company Intellectual Property) for aggregate proceeds (or book value to the extent no proceeds were received) in excess of $25,000 individually;

(x) increase in the base salary, wages or bonus opportunities (including a grant of any new bonus opportunity) of any Employee, other than as provided for in any written agreements which have been disclosed to Buyer;

(xi) adoption, amendment, modification or termination of any Benefit Plan except as required by applicable Law or the terms of the applicable Benefit Plan as in effect on the date of this Agreement;

(xii) termination, modification or amendment of any Material Contract, or entry of any new contract, except contracts made in the ordinary course of business consistent with past practice;

(xiii) purchase any assets (including charge-off accounts) for a purchase price in excess of $1,000,000 individually or purchase any assets from Seller or any of its Affiliates, in each case, other than pursuant to pre-existing forward flow contracts;

(xiv) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xv) made any charitable contributions (other than in the aggregate less than $25,000), or, other than with respect to loans and advances made to consumers in the ordinary course of business consistent with past practices, loans or advances to, or Investments in, any other Person;

(xvi) damage, destruction or casualty loss in excess of $50,000, whether or not covered by insurance or material change in the amount and scope of insurance coverage; or

(xvii) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Acquired Companies (together with all Leases listed in Section 3.09(b) of the Disclosure Schedules but excluding the Benefit Plans listed in Section 3.15(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) except for Receivables Agreements, each agreement (or group of related agreements with the same party or group of affiliated parties) of an Acquired Company involving aggregate consideration in excess of $500,000, in any calendar year period in the immediately preceding three years or in which payment of such amount is due or will be due as of the Closing Date on such agreement (or group of related agreements) and which cannot be cancelled by the Acquired Company without penalty or without more than 90 days’ notice;

(ii) except for Receivables Agreements and agreements relating to trade receivables, all agreements relating to Indebtedness (including, without limitation, guarantees) of an Acquired Company, (A) in each case having an outstanding principal amount in excess of $250,000 or (B) placing an Encumbrance on any material asset or material group of assets of any Acquired Company;

(iii) Receivables Agreements involving aggregate consideration in excess of $1,000,000 or that contains multiple pre-determined purchase obligations (i.e., forward-flows agreement);

(iv) contract under which any Acquired Company is a (A) lessee of or holds or operates any personal property, owned by any other party with an annual amount to be paid by the Acquired Company in excess of $50,000 or $150,000 in the aggregate, or (B) lessor of, or permits any third party to hold or operate, any property, real or personal, owned or controlled by any Acquired Company;

(v) contract relating to the ownership of current Investments in, or any outstanding loan or advance in excess of $100,000 to, any Person, including Investments in joint ventures and minority equity investments;

(vi) inbound or outbound license, royalty, or other contracts with respect to any Intellectual Property Rights (except for license agreements of non customized commercially available off the shelf software subject to “shrink-wrap” or “click wrap” license agreements with license fees of less than $50,000 in the aggregate);

(vii) (A) contract that materially limits the freedom of any Acquired Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets or prohibits it from engaging in any business or (B) restricts any Acquired Company’s rights to solicit for employment or hire any Person from the Persons listed on Section 3.08(a)(vii)(A) of the Disclosure Schedules, except in each case, restrictions in any Receivables Agreement with respect to the resale, marketing, soliciting and other activities related to the accounts purchased pursuant to such Receivables Agreements;

(viii) contracts in which the other party has a current or future right to purchase assets from any Acquired Company, other than ordinary course rights to purchase an account or receivables pursuant to the terms of any Receivables Agreement;

(ix) contract involving the settlement of any lawsuit with respect to which any amount to be paid by an Acquired Company remains unpaid;

(x) contract for the disposition of assets of the Acquired Companies in excess of $250,000 or Contract for the acquisition of any assets of any other Person in excess of $250,000, other than Receivables Agreements entered into in the ordinary course of business;

(xi) all agreements between or among an Acquired Company, on the one hand, and a Seller or any Affiliate of a Seller (other than an Acquired Company), on the other hand;

(xii) management agreement, consulting agreement, employee leasing agreement or contract for the employment or services of any officer, individual employee, independent contractor or consultant on a full time, part time, consulting or other basis, or any other arrangement or understanding (A) providing total compensation in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) otherwise restricting its ability to terminate the employment or services of any employee, independent contractor, or consultant at any time for any lawful reason or for no reason without penalty or liability (or any of the foregoing contracts with respect to an Employee and to which Seller or any of its Affiliates are a party); or

(xiii) all collective bargaining agreements or agreements with any labor organization, union or association covering any Employees or to which an Acquired Company is a party.

(b) Except as set forth on Section 3.08(b) of the Disclosure Schedules, each Material Contract (i) is valid, binding and enforceable on the applicable Acquired Company and, to the Knowledge of Seller, the counterparties thereto, and is in full force and effect and (ii) the applicable Acquired Company is not in material breach of, or material default under, any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by any Acquired Company under any Material Contract.  Except as set forth on Section 3.08(b) of the Disclosure Schedules, to the Knowledge of Seller, no other party to any Material Contract is in breach of such Material Contract.  Seller has made available to Buyer true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.09 Title to Assets; Real Property.

(a) Except as set forth on Section 3.09(a) of the Disclosure Schedules, the Acquired Companies have good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Interim Balance Sheet Date.  Assuming the services to be provided by the Transition Services Agreement, immediately following the Closing, Buyer will own or will have a right to use all of Seller’s personal property and assets used in the conduct of the Acquired Companies’ businesses as presently conducted.  All of the Acquired Companies’ properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and as to which adequate reserves have been established in accordance with GAAP;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens imposed by Law and arising or incurred in the ordinary course of business for amounts which are not yet due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Real Property of the Acquired Companies which do not materially impair the use or occupancy of such Real Property or the operation of the businesses of the Acquired Companies;

(iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;

(v) restrictions in any Receivables Agreement with respect to the resale, marketing, soliciting or other activities related to the accounts purchased pursuant to such Receivables Agreements; or

(vi) licenses to or from third parties with respect to any Acquired Company Intellectual Property.

(b) No Acquired Company owns any Real Property.  Section 3.09(b) of the Disclosure Schedules lists the street address of each parcel of Real Property leased by an Acquired Company or other rights of an Acquired Company to use or occupy any Real Property (the “Leased Real Property”), and a true and complete list, as of the date of this Agreement, of all leases for each parcel of Leased Real Property (each a “Lease” and collectively, the “Leases”), including the identification of the lessee thereunder.  Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth on Section 3.09(b) of the Disclosure Schedules, with respect to each of the Leases: (i) no Acquired Company’s possession and quiet enjoyment of the Leased Real Property under each such Lease is being disturbed in any material respect, and to the Knowledge of Seller, there are no disputes with respect to such Lease; (ii) no Acquired Company has assigned any interest under any of the Leased Real Property or sublet or permitted any other Person to occupy any part of the Leased Real Property; and (iii) no Acquired Company has collaterally assigned or granted any other security interest in such Lease or any interest therein.

Section 3.10 Intellectual Property.

(a) “Intellectual Property Rights” means rights in all of the following recognized and located in any jurisdiction throughout the world: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, trade names, slogans, logos, Internet domain names, and corporate names (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing, as applicable; (v) trade secrets, confidential information, technology, know how, inventions, improvements, specifications, machining, tooling, engineering and manufacturing methods and processes, designs, formulae, techniques, technical data and manuals, and research and development information; (vi) computer software (including but not limited to source code, object code and documentation, data, and databases); and (vii) all other similar proprietary rights.

(b) Section 3.10(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for trademark registration, copyright registrations and pending applications for copyright registration and internet domain name registrations owned by an Acquired Company or owned by CCIP and used by an Acquired Company (the “Registered Intellectual Property”).  The Acquired Companies own all right, title and interest in and to the Registered Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth on Section 3.10(b) of the Disclosure Schedules, the Acquired Companies own, or to Seller’s Knowledge, have a right to use all material Intellectual Property Rights used to conduct the business as currently conducted (the “Acquired Company Intellectual Property”), free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth in Section 3.10(b) of the Disclosure Schedules, no claims have been made in writing against any Acquired Company during the three (3)-year period prior to the date of this Agreement or are presently pending, or, to Seller’s Knowledge, are threatened, contesting the ownership, validity, enforceability or registrability of any Registered Intellectual Property.

(c) Except as set forth on Section 3.10(c) of the Disclosure Schedules, Seller, CCIP and the Acquired Companies have taken commercially reasonable actions to maintain and protect the Registered Intellectual Property owned by an Acquired Company and have taken steps reasonable under the circumstances to protect the material trade secrets related to the Acquired Companies’ business.  To Seller’s Knowledge, the material Registered Intellectual Property is valid and enforceable.  Except for where Seller, CCIP or any Acquired Company has determined, in its commercially reasonable judgment, that the payment of any annuity or regular maintenance fee is not in its best interests, all necessary registration, maintenance, renewal fees, annuity fees and taxes due in connection with the Registered Intellectual Property have been paid.

(d) To Seller’s Knowledge, the Acquired Company Intellectual Property as used by the Acquired Companies and the Acquired Companies’ conduct of their businesses does not infringe, violate or misappropriate, and has not in the three (3) year period prior to the date hereof, infringed, violated, or misappropriated, the Intellectual Property Rights of any Person and there are no actions presently pending alleging the same.  Neither Seller nor any Acquired Company has, in the three (3) year prior to the date hereof, received (i) any written notice that the Acquired Company Intellectual Property as licensed or used by the Acquired Companies, or the Acquired Companies’ conduct of their businesses, infringes, violates or misappropriates any Intellectual Property Rights of any Person, or (ii) any unsolicited written offer or written demand to license the Intellectual Property Rights of any Person in connection with the Acquired Companies’ businesses. To Seller’s Knowledge, (A) no Person is infringing, violating or misappropriating any Registered Intellectual Property or misappropriating any material trade secret related to the Acquired Companies’ business, and (B) no Person has infringed, violated or misappropriated any Registered Intellectual Property or has misappropriated any material trade secret related to the Acquired Companies’ business in the three (3) year period prior to the date hereof.

(e) Immediately subsequent to the Closing, (i) all of the Acquired Company Intellectual Property will be owned by, or will be available for use by, the Acquired Companies on the same basis that all such Acquired Company Intellectual Property was owned or available for use prior to the Closing (except subject to any transfers of Acquired Company Intellectual Property to the Acquired Companies by CCIP, which Acquired Company Intellectual Property shall be owned by, and not licensed to, the Acquired Companies after the Closing), and (ii) neither Seller, CCIP or any of their Affiliates will own, or be the licensee of, any Intellectual Property Rights that are used in or necessary for the conduct of the business of the Acquired Companies.

(f) The Acquired Companies have information security safeguards, protections and procedures in place with respect to their information technology systems and the data therein.  To Seller’s Knowledge, the Acquired Companies’ service providers have information security safeguards, protections and procedures in place with respect to their information technology systems used on behalf of the Acquired Companies and the data therein in accordance with applicable Law.  To Seller’s Knowledge, in the previous three (3) year period prior to the date hereof, the Acquired Companies have not experienced any incident in which financial information and personally identifiable information of individuals collected, processed or stored by or on behalf of the Acquired Companies was accessed by or disclosed to unauthorized persons in violation of applicable Law, or stolen (whether such information is in the possession of an Acquired Company or any third party service provider storing such information on behalf of an Acquired Company), and neither Seller nor any Acquired Company is aware of any breach of its security regarding any such information, and neither Seller nor any Acquired Company has received any written notices or complaints from any Person regarding improper disclosure relating to such information.

(g) Other than with respect to assets, resources, and services that will be provided through the Transition Services Agreement, an Acquired Company will, as of the Closing, be the owner, lessee, or licensee of each information technology system currently used in the business of the Acquired Companies. The Acquired Companies have disaster recovery plans, procedures and facilities in place that will remain in effect after the Closing.

Section 3.11 Insurance.  Section 3.11 of the Disclosure Schedules sets forth a list of all material insurance policies currently maintained by the Acquired Companies or with respect to which an Acquired Company is currently a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”).  Such Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid. No Acquired Company is in breach or default with respect to its obligations under any such Insurance Policy and no claim for coverage has been denied. Except as set forth on Section 3.11 of the Disclosure Schedules, no Acquired Company has received any written notice of (i) cancellation or intent to cancel, (ii) increase or intent to increase premiums in any significant respect with respect to such Insurance Policies or (iii) reservation of rights from any insurer outside of the ordinary course of business consistent with past practice.

Section 3.12 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Section 3.12(a) of the Disclosure Schedules, there are, and during the past three (3) years have been, no actions, suits, claims, charges, arbitrations, hearings, investigations, audits or other proceedings (either civil, criminal, administrative or judicial) (collectively, “Proceedings”) pending or, to the Knowledge of Seller, threatened against any Acquired Company or any of its assets, or, other than ordinary course Proceedings against obligors under accounts, by an Acquired Company against another Person (or by or against Seller or any Affiliate thereof and relating to the Acquired Companies or the Employees).

(b) Except as set forth on Section 3.12(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against the Acquired Companies or any of their properties or assets or the Employees.

(c) None of the representations and warranties contained in Section 3.12 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.16) or Tax matters (which are governed by Section 3.17).

Section 3.13 Compliance With Laws; Permits.

(a) Except as set forth on Section 3.13(a) of the Disclosure Schedules, each Acquired Company is, and has been for the past four (4) years, in compliance with all Laws applicable to it or its business, properties or assets in all material respects.

(b) All material Permits required for an Acquired Company to conduct its business have been obtained by it and are valid and in full force and effect (the “Material Permits”).  All of the Material Permits are set forth on Section 3.13(b) of the Disclosure Schedules. The Acquired Companies are in compliance with such Material Permits.  No Acquired Company has received any written notice to the contrary.  Except as set forth on Section 3.13(b) of the Disclosure Schedules, none of such Material Permits will expire or terminate as a result of the consummation of the transactions contemplated hereby.

(c) Except as set forth on Section 3.13(c) of the Disclosure Schedules, no Acquired Company has received in the prior four (4) years any written notification from any Governmental Authority (i) asserting that such Acquired Company is not in compliance with any Law or (ii) threatening to revoke any Material Permit owned or held by such Acquired Company.

(d) None of the representations and warranties contained in Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by Section 3.15) or tax matters (which are governed by Section 3.17).

Section 3.14 Environmental Matters.

(a) The Acquired Companies have been and are in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and complying in all material respects with all Environmental Permits, and have not, and Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of or after the Closing Date. There are no, and during the past three (3) years have been no, Proceedings pending or, to the Knowledge of Seller, threatened, against any Acquired Company or any of its assets, pursuant to any Environmental Laws.

(b) Except as set forth on Section 3.14(b) of the Disclosure Schedules, there has been no Release or exposure to Hazardous Materials in contravention of or so as to give rise to liability under Environmental Laws, relating to or with respect to the Acquired Companies, including any Real Property currently or formerly operated or leased by the Acquired Companies, and no Acquired Company nor Seller have received an Environmental Notice, Environmental Claim or written request for information pursuant to Environmental Law, including that any Real Property currently or formerly operated or leased by an Acquired Company (including soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Material which would reasonably be expected to result in liability under or a violation of Environmental Laws or term of any Environmental Permit with respect to an Acquired Company.

(c) No Acquired Company has assumed, undertaken or become subject to any liability of any other Person relating to Environmental Laws.

(d) Seller and the Acquired Companies have provided to Buyer all environmental reports and other documents materially bearing on environmental, health or safety liabilities of any of the Acquired Companies that are in the possession of Seller or the Acquired Companies.

(e) The representations and warranties set forth in this Section 3.14 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.15 Employee Benefit Matters.

(a) Section 3.15(a) of the Disclosure Schedules contains a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) deferred compensation, employment, bonus, incentive, option, restricted equity, equity appreciation right, phantom equity, change in control, severance, medical, welfare, post-employment welfare, vacation, paid time off agreement, arrangement, plan, policy and program and other material benefit agreement, arrangement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more current Employees or the beneficiaries or dependents of any such Employees (as listed on Section 3.15(a) of the Disclosure Schedules, each, a “Benefit Plan”). Each Benefit Plan that is sponsored by an Acquired Company shall be separately identified on Section 3.15(a) of the Disclosure Schedules as a “Company Benefit Plan”.

(b) With respect to each Benefit Plan, Seller has made available to Buyer complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for any Benefit Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Benefit Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (v) any notices to or from the IRS or the DOL relating to any material compliance issues in respect of any such Benefit Plan.

(c) Each Benefit Plan has been administered in all material respects in compliance with its terms and with all applicable Laws, including the applicable provisions of ERISA and the Code. To the Knowledge of Seller, no other party to any Benefit Plan is in breach of such Benefit Plan.

(d) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable.

(e) All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely accrued for as of June 30, 2012 and thereafter in the ordinary course of business consistent with past practices, or paid, except as would not reasonably be expected to result in a material liability to an Acquired Company.

(f) No Benefit Plan nor any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is maintained or contributed to by any corporation or trade or business (whether or not incorporated) which would be treated as a single employer with the Company under Section 414 of the Code (an “ERISA Affiliate”):  (i) is subject to Section 302 of ERISA or Section 412 of the Code; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) is a “multiple employer plan” (as defined in Sections 4063 or 4064 of ERISA); (iv) is a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA; or (v) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(g) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health or other welfare benefits following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(h) Except as set forth on Section 3.15(h) of the Disclosure Schedules, there are, and during the past three (3) years have been, no pending or, to Seller’s Knowledge, threatened Proceedings relating to a Benefit Plan other than for routine undisputed claims for benefits and funding obligations payable in the ordinary course.

(i) Except as set forth on Section 3.15(i) of the Disclosure Schedules, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Employee; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Employee; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation; or (iv) result in an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or the imposition of any excise taxes under Section 4999 of the Code.  No Acquired Company has any obligation to gross-up any Person with respect to any tax under Sections 4999 or 409A of the Code.

Section 3.16 Employment Matters.

(a) No Acquired Company is a party to, or bound by, any collective bargaining or other agreement or collective bargaining relationship with a labor organization.  There is not (and for the past five (5) years has not been), nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Employees or an Acquired Company.  To Seller’s Knowledge, there are no, and for the past five (5) years have not been any, pending or threatened, union organization activities relating to any of the Acquired Companies in which a petition for a union representation was filed or in which a labor organization purported to or attempted to represent any Employee.

(b) Except as set forth on Section 3.16(b) of the Disclosure Schedules, there are, and during the past three (3) year have been, no Proceedings against an Acquired Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of Seller or its Affiliates who performed services for an Acquired Company, including, without limitation, any Proceeding relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against the Acquired Companies or any of their properties or assets or, to Seller’s Knowledge, the Employees relating to labor or employment matters.  Each Acquired Company is and for the past three (3) years has been in compliance in all material respects with all Laws applicable to it and relating to labor or employment, and, no employee or agent of any of the Acquired Companies has committed any act or omission giving rise to material liability with respect to an Acquired Company for any such violation.  Except as set forth on Section 3.16(b) of the Disclosure Schedules, no Acquired Company has received in the prior three (3) years any written notification from any Governmental Authority asserting that such Acquired Company is not in compliance with any Law relating to labor or employment.

(c) Except as set forth on Section 3.16(c) of the Disclosure Schedule, to Seller’s Knowledge, no member of the senior management of the Acquired Companies or group of Employees has any intention to terminate his or her employment within the first twelve (12) months following the Closing Date, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement that would materially restrict the performance of such Employee’s employment duties, or the ability of any of the Acquired Companies to conduct its or their business.

(d) Within the past three (3) years, none of the Acquired Companies has implemented any plant closing or layoff of employees that required WARN Act notification.  Section 3.16(d) of the Disclosure Schedules lists, by date and location, each employee of the Acquired Companies whose employment has terminated within the 90 days preceding the Closing Date.

Section 3.17 Taxes.

(a) Each Acquired Company has filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by it.  Such Tax Returns are true, complete and correct in all material respects.  No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.  All Taxes due and owing by the Acquired Companies have been paid or accrued.  No material claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

(b) Except as set forth on Section 3.17(b) of the Disclosure Schedules, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Acquired Companies.

(c) Except as set forth on Section 3.17(c) of the Disclosure Schedules, there are, and during the past three (3) years have been, no pending or, to Seller’s Knowledge, threatened Proceedings by any taxing authority against the Acquired Companies.  No Acquired Company has received from any federal, state, local, or non-U.S. taxing authority any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Acquired Companies.

(d) No Acquired Company is a party to or bound by any Tax-sharing or allocation agreement that will be in existence as of the Closing Date.

(e) Except as set forth on Section 3.17(e) of the Disclosure Schedules, each of the Acquired Companies is properly classified as a disregarded entity for federal income Tax purposes.  No Acquired Company (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was an Acquired Company) or (B) has any liability for the Taxes of any Person (other than an Acquired Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Acquired Companies (A) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since the Interim Balance Sheet Date, no Acquired Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) All Taxes which an Acquired Company is obligated to withhold from amounts owing to any employee, shareholder, member, independent contractor, creditor or third party of an Acquired Company have been timely and properly paid or accrued.

(h) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code §108(i).

(i) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and not otherwise exempt from Section 409A of the Code, has been maintained, in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and no amounts under any such Benefit Plan has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

(j) No Acquired Company is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treas. Reg. Section 1.6011-4(b).

Section 3.18 Brokers.  Except for Morgan Keegan & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller and all such fees and expenses and other obligations payable in connection therewith will be paid by Seller or treated as a Company Transaction Expense.

Section 3.19 Indebtedness.  Except as set forth on Section 3.19 of the Disclosure Schedules, no Acquired Company is a guarantor for any liability (including Indebtedness) of any other Person. Except as set forth on Section 3.19 of the Disclosure Schedules, no Acquired Company has any outstanding Indebtedness.

Section 3.20 Material Suppliers.  Section 3.20 of the Disclosure Schedules sets forth (A) the ten (10) largest sellers of accounts or receivables determined by the aggregate dollar amount of proceeds paid to such sellers, (B) the five (5) largest sellers of accounts or receivables pursuant to forward flow arrangements determined by the aggregate dollar amount of proceeds paid to such sellers and (C) the five (5) highest paid suppliers, service providers and other similar business relations, in the aggregate, of the Acquired Companies for the years ended December 31, 2010 and December 31, 2011 and through the date of the Interim Financial Statements (“Material Suppliers”), and sets forth opposite the name of each such Material Supplier the amount paid to such to such Material Supplier during such period.  No Acquired Company has received any written notice from any Material Supplier, and Seller has no Knowledge, that (i) such Material Supplier has stopped or terminated, or expects to stop or terminate, supplying for sale to any Acquired Company accounts or receivables or (ii) any Acquired Company is no longer invited to participate in the purchase of accounts or receivables that will be sold by such Material Supplier in the future (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 3.21 Originated Loans; Credit Card Utilization; Putbacks.

(a) The loans and fee receivables of the Acquired Companies that are originated by an Acquired Company and included on the Interim Balance Sheet and arising subsequent to the Interim Balance Sheet Date represent loans and fees related to loans in connection with credit cards opened under the Acquired Company’s balance transfer program in the ordinary course of business (the “Originated Loans and Fees”).  Except as set forth on Section 3.21(a) of the Disclosure Schedules, there are no amounts due, or to become due, in an aggregate amount in excess of $500,000 in respect of such Originated Loans and Fees where the obligors thereunder have indicated in writing are in dispute.

(b) Section 3.21(b) of the Disclosure Schedules sets forth the un-utilized open-to-buy credit outstanding on the Acquired Companies’ credit card portfolio as of April 30, 2012.

(c) Section 3.21(c) of the Disclosure Schedules sets forth any seller of accounts that since January 1, 2010 has repurchased more than 15% of the aggregate accounts that have been sold by such seller to the Acquired Companies pursuant to one or more Receivables Agreements.

Section 3.22 Compliance With Consumer Credit Laws.

(a) The maintenance, servicing and collection of all accounts by the Acquired Companies is, and has been for the past four (4) years, in compliance in all material respects with all applicable state and federal consumer credit Laws, including, but not limited to, the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Fair Credit Billing Act, Title V of the Gramm-Leach Bliley Act and Regulation P, the Fair Debt Collection Practices Act, the Telephone Consumer Protection Act, the Federal Trade Commission rules and regulations (collectively, the “Consumer Credit Laws”).

(b) With respect to any solicitation to apply for consumer credit in the form of a credit card or otherwise, issuing under the name of JCAP, that the solicitation material complies in all material respects with any applicable state and federal Laws that apply to such solicitations, including, but not limited to, the federal Truth in Lending Act and the federal Equal Credit Opportunity Act, as well as the corresponding federal regulations issued thereunder, and any state laws that apply to such solicitations.

(c) As of immediately prior to the Pre-Closing Reorganization, JCAP was at all times licensed to buy and hold the consumer credit obligations it has owned as required by the various states in which JCAP does business, including, without limitation, any applicable collection agency licenses and debt buyer licenses, and, immediately following the Pre-Closing Reorganization, Credit Logistics is licensed to buy and hold the consumer credit obligations as required by the various states in which JCAP has historically conducted business, including, without limitation, any applicable collection agency licenses and debt buyer licenses.

(d) Credit Logistics is and has at all times been licensed to service and collect the consumer credit obligations owned, bought and sold by the commercial clients of Credit Logistics as required by the various states in which Credit Logistics does business, including any applicable collection agency licenses.

(e) Except as set forth on Section 3.22(e) of the Disclosure Schedules, to Seller’s Knowledge, (i) no third party collection agency to which the Acquired Companies paid in excess of $250,000 during any calendar year since January 1, 2010 (the “Material Collection Agencies”) (A) is in violation of any applicable state or federal consumer credit Laws or (B) is under investigation by any Governmental Authority, and (ii) each such Material Collection Agency is contractually obligated to maintain or has in place errors & omissions insurance of $1,000,000 or more.

Section 3.23 Undisclosed Liabilities.  Except as set forth on Section 3.23 of the Disclosure Schedules, no Acquired Company has any material liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted), except for (i) liabilities reflected on the face of the Interim Balance Sheet, (ii) liabilities of the type reflected on the face of the Interim Balance Sheet which have arisen since the date of the Interim Balance Sheet in the ordinary course of business (none of which relates to breach of any Material Contract, infringement, tort, violation of any Law or any related Proceeding) and (iii) liabilities, other than liabilities described in (i) and (ii) above, that in the aggregate that do not exceed $1,000,000.

Section 3.24 Affiliate Transactions. Except as set forth on Sections 1.01, 3.10(b), 3.24 or 5.10 of the Disclosure Schedules, no Insider (other than an Acquired Company): (a) owns, or since December 31, 2011 has owned, any property or right, whether tangible or intangible, which is used by any Acquired Company, (b) has any claim or cause of action against any Acquired Company, (c) owes any money to or is owed money from any Acquired Company, (d) is, or since December 31, 2011 was, a party to any contract with any Acquired Company or (e) provides, or since December 31, 2011 has provided, services or resources to any Acquired Company or is dependent on services or resources provided by any Acquired Company.

Section 3.25 No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Seller, the Acquired Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum prepared by Morgan Keegan & Associates, Inc. dated September 2011, and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, except where the failure to be validly existing and in good standing or to have such power and authority would not reasonably be expected to impair or delay Buyer’s ability to consummate the transactions contemplated hereby. Buyer has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (whether with or without the passage of time, the giving of notice or both): (a) result in a violation or breach of any provision of the certificate of formation and limited liability company agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, result in the obligation to make any payment under, any material agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration, right, result or failure to receive consent or provide notice would not be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

Section 4.03 Investment Purpose.  Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Interests are not registered under the Securities Act or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings.  There are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06 Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Acquired Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Acquired Companies for such purpose.  Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Acquired Companies or any other Person has made any representation or warranty as to Seller, the Acquired Companies or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
Covenants

Section 5.01 Pre-Closing Reorganization.  Immediately prior to the Closing, Seller conducted, and caused the Acquired Companies to conduct, the following transactions: (a) Seller contributed all of the limited liability company interests of Majestic to CL Holdings resulting in Majestic becoming a wholly owned subsidiary of CL Holdings, (b) Seller contributed all of the limited liability company interests of FMT to CL Holdings resulting in FMT becoming a wholly owned subsidiary of CL Holdings, and (c) JCAP merged with and into Credit Logistics, with Credit Logistics as the surviving entity (all such transactions, the “Pre-Closing Reorganization”). The Pre-Closing Reorganization was conducted in accordance with the terms of the Pre-Closing Reorganization Documents as delivered to Buyer prior to the Closing.

Section 5.02 Employees; Benefit Plans.

(a) Prior to the Closing Date, Seller has taken all necessary actions to transfer to FMT the employment of each employee who is actively employed and performing substantial services for the business of the Acquired Companies whose name appears on Section 5.02(a) of the Disclosure Schedules.

(b) Section 5.02(b) of the Disclosure Schedules lists each Employee, each Employee’s base salary or hourly wages and target bonus opportunities and each such Employee’s status as actively employed or on leave.

(c) With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Employees will participate after the expiration of the period set forth in the Transition Services Agreement during which Seller will continue to provide certain coverage for the Employees under the Seller Benefit Plans (the “Transition Period”), Buyer shall, or shall cause the applicable Acquired Company to, recognize all service of the Employees recognized under the corresponding Benefit Plan in which the Employee participated immediately prior to the expiration of the Transition Period, as if such service were with Buyer, for eligibility and vesting purposes in any Buyer Benefit Plan in which such Employees may be eligible to participate after the expiration of the Transition Period (other than for purposes of vesting of future equity awards); provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d) Buyer shall use commercially reasonable efforts to cause (i) each Employee to be eligible to participate, without any waiting time, as soon as administratively practicable, in any and all Buyer Benefit Plans to the extent coverage under any such Buyer Benefit Plan is to replace any comparable Benefit Plan in which such Employee participated immediately before the expiration of the Transition Period provided such Employee would have been eligible to participate under the comparable Benefit Plan; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, drug and vision benefits to any Employee, Buyer shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such Buyer Benefit Plan to be waived for such Employee and his or her covered dependents to the same extent as under the comparable Benefit Plan, and Buyer shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Benefit Plan ending on the date of such Employee’s participation in the corresponding Buyer Benefit Plan begins to be given full credit under such Buyer Benefit Plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(e) Seller shall use commercially reasonable efforts to fully vest Employees’ account balances under any Qualified Benefit Plan.  Buyer shall cause any Buyer Benefit Plan qualified under Section 401(a) and 401(k) of the Code to accept direct rollovers directed by any Employee from any such Benefit Plan in which the Employee participated on or before the Closing in the form of cash and outstanding participant loans, if any, from the applicable Benefit Plan.

(f) The Buyer Benefit Plans shall have exclusive responsibility for the provision of health care continuation coverage required under COBRA or other applicable Law with respect to any Employee (and any dependent of any Employee) who has a “qualifying event” within the meaning of Section 4980B(f) of the Code (or other applicable Law) under a Buyer Benefit Plan on or after the Closing Date.

(g) This Section 5.02 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.02, express or implied, shall confer upon any other Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any rights or remedies of any nature whatsoever under or by reason of this Section 5.02.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or limit Buyer’s or the Acquired Companies’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 5.02 shall not create any right in any Employee or any other Person to any continued employment with an Acquired Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(h) Notwithstanding any other provisions of this Agreement, Seller, in its sole discretion, may elect to pay transaction bonuses to one or more Employees in connection with the consummation of the transactions contemplated under this Agreement. Seller shall bear all liability for any such transaction bonuses.  In addition, Buyer agrees to pay, or cause to be paid, not later than the payroll immediately following the Closing Date, the “Closing Bonus Payments” identified in item 2 on Section 3.07(a)(ii) of the Disclosure Schedules to the individuals and in the amounts as set forth therein.

Section 5.03 Closings and Mass Layoffs.  Provided that Seller provides Buyer with the information required to be set forth in Section 3.16(d) of the Disclosure Schedules, Buyer will indemnify and hold harmless Seller from any Losses arising under the WARN Act due, in whole or in part, to Buyer’s actions or omissions occurring on or after the Closing Date.  Seller shall indemnify and hold harmless Buyer from any Losses arising under the WARN Act due to (i) Seller’s actions or omissions occurring prior to the Closing Date or (ii) any inaccuracy in the information set forth in Section 3.16(d) of the Disclosure Schedules.

Section 5.04 Director and Officer Indemnification.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by any Acquired Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a member, manager, officer or director of an Acquired Company, as provided in the Organizational Documents of the Acquired Company, in each case as in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms to the extent permitted by Law.

(b) The obligations of Buyer and the Acquired Companies under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.04 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.04 applies shall be third-party beneficiaries of this Section 5.04, each of whom may enforce the provisions of this Section 5.04).

(c) In the event Buyer, an Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Acquired Company, as the case may be, shall assume all of the obligations set forth in this Section 5.04.

Section 5.05 Buyer Debt Facility.  Buyer agrees that it will not consent to any amendment, change or modification, or waiver with respect to, Section 6.16(c) (or any successor provision) of the Buyer Debt Facility Agreement that would be materially adverse to Seller.

Section 5.06 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Acquired Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or an Acquired Company after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to an Acquired Company and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Acquired Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.06 where such access would violate any Law or would jeopardize any attorney-client privilege; provided, further, that a reasonable purpose will not include investigations in connection with Direct Claims under this Agreement.

(d) Following the Closing, Buyer shall, and shall cause the Acquired Companies to, not disclose and keep confidential any books, records or other information, electronic or otherwise, of Seller that is not primarily related to the Acquired Companies or the Employees and that is inadvertently included in the books and records provided to Buyer, except as required by Law or any other legal process.  In the event that Buyer or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, Buyer shall notify Seller promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.06(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of counsel, compelled to disclose any such information, Buyer may disclose such information; provided, however, that Buyer shall use its commercially reasonable efforts to obtain, at the reasonable request of Seller and at Seller’s expense, an order or other assurance that confidential treatment will be accorded to such portion of such information required to be disclosed as Seller shall designate.

Section 5.07 Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirement (based upon the reasonable advice of counsel), neither party to this Agreement shall, and shall cause its respective Affiliates not to, make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding the terms of this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.  Notwithstanding anything in this Section 5.07 to the contrary, each party hereto shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (i) to authorized representatives and employees of such party or its Affiliates, (ii) to its and its Affiliates’ investors in connection with summary information about such party’s or any of its Affiliates’ financial condition, (iii) to any of such party’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom such party discloses such information in the ordinary course of business, (iv) following the Closing to any bona fide prospective purchaser of the equity or assets of such party or its Affiliates and (v) as required to be disclosed by order of a Governmental Authority, or by subpoena, summons or legal process, or by law, rule or regulation so long as such party notified the other party promptly of the requirement to disclose so that the other party was able to seek an appropriate protective order or waive compliance with the provisions of this Section 5.07.

Section 5.08 Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.09 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be borne and paid equally fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due.  Buyer and Seller shall cooperate to timely file any Tax Return or other document with respect to such Taxes or fees.

Section 5.10 Release.  Effective as of the Closing, Seller on behalf of itself and its Affiliates (other than the Acquired Companies) hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Acquired Companies and their respective Affiliates, partners, managers, employees, officers, directors and agents (collectively, the “Releasees”) from any and all liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Applicable Laws, contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or prior to the date hereof, except for any rights of Seller under this Agreement or arising after the Closing under any contract listed on Section 5.10 of the Disclosure Schedules.  Seller hereby terminates, and as agent for and on behalf of each of its Affiliates (other than the Acquired Companies) terminates, any contract between Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, and any Acquired Company, on the other hand, except for any contract or intercompany payables listed or referenced on Section 5.10 of the Disclosure Schedules.

Section 5.11 Confidentiality. For a period of two (2) years following the Closing Date, Seller shall, and shall cause its Affiliates (other than the Acquired Companies) to, treat and hold as confidential all of the Confidential Information and refrain from disclosing any of the Confidential Information. In the event that Seller or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.11. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information, Seller may disclose only that portion of the Confidential Information that is legally requested or required to be disclosed in the opinion of Seller's counsel; provided, however, that Seller shall use its commercially reasonable efforts to obtain, at the reasonable request of Buyer and at Buyer’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

Section 5.12 Non-Competition; Non-Solicitation; Etc.

(a) Seller agrees and acknowledges that it is familiar with the trade secrets and other information of a confidential or proprietary nature of the Acquired Companies, their respective businesses and their respective business relations. Seller further agrees and acknowledges that Seller has special knowledge of the businesses of the Acquired Companies and that in order to assure Buyer that the Acquired Companies’ businesses and the Interests will retain their value, it is necessary that Seller not engage in the Restricted Businesses (as defined below) during the applicable Restricted Periods. Seller also agrees and acknowledges that Buyer and its Affiliates would be irreparably damaged if Seller were to engage in the Restricted Businesses during the applicable Restricted Periods and that any such competition would result in a significant loss of goodwill by Buyer and its Affiliates in respect of such businesses and the Interests. Seller further agrees and acknowledges that the covenants and agreements set forth in this Section 5.12 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached any of the provisions of this Section 5.12.

(b) Therefore, in further consideration of the amounts to be paid hereunder at the Closing in exchange for the sale of the Interests, and the goodwill of the businesses of the Acquired Companies sold in connection therewith, Seller agrees that, except as set forth in this subsection (b) and in subsections (c) and (e) below (i) from and after the Closing Date and continuing for four (4) years from the Closing Date (the “Bankrupt Accounts Restricted Period”) it shall not, and shall cause each of its Affiliates not to, directly or indirectly, either for itself or through or with any other Person in any capacity, own, operate, manage, control, engage in, invest in, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere within the United States or the United Kingdom (the “Territory”) in the business of acquiring or servicing charged-off receivables associated with charged-off accounts associated with Chapter 7 or Chapter 13 (or similar Law in the United Kingdom) bankruptcy-related debt of any other Person (other than Seller or any of its Affiliates) (the “Bankrupt Accounts Restricted Businesses”) and (ii) from and after the Closing Date and continuing for two (2) years from the Closing Date (the “Delinquent Accounts Restricted Period” and together with the Bankruptcy Charged-Off Restricted Period, the “Restricted Periods”), it shall not, and shall cause each of its Affiliates not to, directly or indirectly, either for itself or through or with any other Person in any capacity, own, operate, manage, control, engage in, invest in, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere within the Territory in the business of acquiring or servicing charged-off receivables associated with (A) normal delinquency charged-off accounts of any Person (other than Seller or any of its Affiliates) or (B) charged-off accounts acquired through offering additional general purpose credit as an incentive to repay charged-off accounts and improve liquidation rates on the charged-off balance (specifically, the Acquired Companies’ balance transfer program) (the “Delinquent Accounts Restricted Businesses” and together with the Bankrupt Accounts Restricted Businesses, the “Restricted Businesses”); provided, however, that nothing herein shall prohibit or otherwise restrict Seller or any of its Affiliates from (1) acquiring, owning, or otherwise investing in charged-off receivables covered by the Restricted Businesses above if acquired after the date hereof pursuant to an acquisition, whether in one transaction or a series of related transactions, of non-charged-off portfolios if the Weighted Average Account Value Percentage is greater than 20%, (2) servicing charged-off receivables and accounts, whether on behalf of Seller or any other Person (whether or not such Person is engaged in the Restricted Businesses), or (3) owning, investing in, or participating on the board of directors (or similar governing body) of, any Person in which Seller or any of its Affiliates owns less than 30% of the Capital Stock of such Person. For purposes of this Section 5.12(b), “Weighted Average Account Value Percentage” shall mean (i) the purchase price of the receivables portfolio as specified in the relevant acquisition agreement for the receivables portfolio, divided by (ii) the face value of all receivables in such receivables portfolio determined as specified in the relevant acquisition agreement for such receivables portfolio.

(c) If, during the applicable Restricted Periods, Seller or any of its Affiliates, directly or indirectly, acquires more than 30% of the equity or a majority of the assets of, or otherwise acquires or merges with or into any other Person (an “Acquired Person,” such acquisition or merger an “Acquisition”) and immediately before the consummation of such Acquisition the Acquired Person is engaged in a Restricted Business, then upon and after the effective date of such Acquisition, it shall not be a violation of Section 5.12(b) for Seller or any of its Affiliates to engage in such acquired Restricted Business, directly or indirectly, provided that (i) the primary purpose of the Acquisition is other than to engage in the Restricted Businesses, (ii) such acquired Restricted Business is an Excepted Restricted Business, and (iii) the Acquired Person does not bid for or acquire pools of charged-off receivables following the Acquisition other than pursuant to contractual commitments in existence as of the date of the Acquisition or as permitted by the other provisions of this Section 5.12.  For the purposes hereof, an “Excepted Restricted Business” is one for which the Restricted Business so acquired constitutes less than twenty percent (20%) of the gross assets or gross revenues of the Acquired Person (determined on a consolidated basis in accordance with GAAP) for the last full fiscal year of the Acquired Person prior to the effective date of such Acquisition.

(d) During the Bankrupt Accounts Restricted Period, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, in any other capacity without the prior written consent of Buyer, employ, engage, recruit or solicit for employment or engagement (other than by a general solicitation advertisement, posting or similar job solicitation process not targeting the employees of any Acquired Company so long as such solicitation does not result in a hiring or engagement), any Person who is employed or engaged by any Acquired Company with respect to any Acquired Company’s business as of the Closing Date (other than any such Person that is terminated by Buyer or an Acquired Company following the Closing and such Person has not been employed by Buyer or an Acquired Company for at least nine months), or otherwise seek to interfere with, influence or alter any such Person’s relationship with any of the foregoing.

(e) Notwithstanding anything herein to the contrary, none of the provisions of this Section 5.12 shall apply to or bind, directly or indirectly, (i) any Person that is not an Affiliate of Seller on the Closing Date that, directly or indirectly, acquires, in one transaction or a series of transactions, by purchase of stock or assets, merger, recapitalization, consolidation or otherwise, a majority of the Capital Stock of Seller following the Closing Date, or (ii) any Affiliate of Seller (other than any Subsidiary of Seller) that engages, directly or indirectly, as of the Closing, in a material manner (A) in a Delinquent Accounts Restricted Business with respect to such Delinquent Accounts Restricted Business as engaged by such Affiliate or (B) in a Bankrupt Accounts Restricted Businesses listed on Section 5.12(e) of the Disclosure Schedules with respect to such Bankrupt Restricted Businesses as engaged by such Affiliate.

(f) Seller recognizes that the territorial, time and scope limitations set forth in this Section 5.12 are reasonable and are properly required to protect Buyer’s substantial investment hereunder and for the protection of Buyer’s legitimate interest in client relationships, goodwill and trade secrets of the Acquired Companies’ businesses, and that such limitations would not impose any undue burden upon Seller. In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, Buyer and Seller agree to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision shall be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement shall remain in full force and effect.

(g) Seller acknowledges and agrees that the covenants set forth in this Section 5.12 hereof are reasonable and necessary for the protection of Buyer’s and the Acquired Companies’ business interests, that irreparable injury will result to Buyer and/or the Acquired Companies if Seller breaches any of the terms of this Section 5.12, and that in the event of Seller’s actual or threatened breach of any of the provisions contained in this Section 5.12, Buyer will have no adequate remedy at law. Seller accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Section 5.12, Buyer shall be entitled to the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable: (i) such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction and (ii) the right and remedy to require Seller to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by Seller as the result of any transactions or conduct constituting a breach of any of the provisions contained in this. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

(h) Seller acknowledges and agrees that the consideration to be delivered by Buyer at the Closing in accordance with this Agreement is alone more than sufficient consideration for the restrictive covenants contained in this Section 5.12.  Each of the covenants contained in this Section 5.12 is intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in this Section 5.12.  The parties hereto hereby agree that the covenants contained in this Section 5.12 are material and substantial parts of the transactions contemplated by this Agreement.

Section 5.13 Employment Taxes.  Buyer and Seller agree that beginning on the Closing Date, the alternative procedure set forth in IRS Revenue Procedure 2004-53 (2004-2 C.B. 320) shall apply with respect to the Employees and that Seller shall provide any information or records to facilitate such procedure as are reasonably requested by Buyer.

Section 5.14 Insurance.  Following the Closing, each Acquired Company shall be entitled to make claims against any of Seller’s pre-Closing occurrence-based insurance policies in which such Acquired Company was covered prior to the Closing.

Section 5.15 Intellectual Property Matters.  Effective as of the Closing, (i) Seller hereby grants (and shall cause CCIP or any other Affiliate of Seller to grant) to Buyer, the Acquired Companies, and its and their respective successors and assigns a royalty-free, perpetual, irrevocable, worldwide, and non-exclusive license, with the right to sublicense, under any Intellectual Property Rights that are owned as of the Closing by Seller, CCIP, or any Affiliate of Seller but that were used in the conduct of the business of the Acquired Companies prior to Closing, to use, reproduce, display, perform and practice such Intellectual Property Rights solely in connection with the conduct of such business after the Closing and in the manner generally used prior to Closing, and (ii) Buyer, on behalf of the Acquired Companies, hereby grants to Seller, its Affiliates, and its and their respective successors any assigns a royalty-free, perpetual, irrevocable, worldwide, and non-exclusive license, with the right to sublicense, under any Intellectual Property Rights that are owned as of the Closing by the Acquired Companies, and that were used in the conduct of the business of Seller or its post-Closing Affiliates prior to Closing (but excluding the business of the Acquired Companies), to use, reproduce, display, perform and practice such Intellectual Property Rights solely in connection with the conduct of such business after the Closing and in the manner generally used prior to Closing.  The right to sublicense under the foregoing licenses shall extend only to contractors and agents of the applicable licensee in the context of performing services for the applicable licensee in connection with such licensee’s business to which the license granted hereunder relates.

ARTICLE VI
Additional Deliveries at Closing

Section 6.01 Additional Deliveries by Seller.  In addition to the deliveries set forth in Section 2.03(b), Seller shall have delivered, or caused to be delivered, to Buyer each of the following:

(a) to the extent certificated, certificates evidencing the Interests, free and clear of Encumbrances, duly endorsed in blank or accompanied by membership interest transfer power, stock power or other instruments of transfer duly executed in blank;

(b) evidence of the transfers of all rights and interests of the registered Intellectual Property set forth on Section 3.10(b) of the Disclosure Schedules from CCIP to the applicable Acquired Company;

(c) an executed Transition Services Agreement mutually agreeable to the parties (the “Transition Services Agreement”);

(d) final invoices and/or releases from any Person that shall be paid Company Transaction Expenses pursuant to Section 2.03(a)(iv) and the payoff letters reflecting all Indebtedness set forth on Section 6.01(d) of the Disclosure Schedules (the “Closing Repaid Indebtedness”) in each case with such Person agreeing that all Encumbrances maintained by such Person with respect to the assets of the Acquired Companies will automatically be released upon the payment to or on behalf of such Person by or on behalf of the Acquired Companies of an amount specified in such letter and granting Buyer the authority to file any lien release documents and, if applicable, providing wire transfer instructions (the “Payoff Letters”);

(e) evidence of consents and approvals set forth on Section 6.01(e) of the Disclosure Schedules;

(f) evidence of the termination of the agreements set forth Section 6.01(f) of the Disclosure Schedule;

(g) an executed escrow agreement mutually agreeable to the parties (the “Escrow Agreement”);

(h) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Seller is not a “foreign person” as defined in Code Section 1445;

(i) all documents evidencing the Pre-Closing Reorganization in form and substance satisfactory to Buyer (the “Pre-Closing Reorganization Documents”);

(j) certified copy of Seller’s board of directors consent approving this Agreement and the transaction contemplated hereby, which shall have not been revoked, rescinded or amended;

(k) a good standing or similar certificate of the Acquired Companies from such Acquired Company’s jurisdiction of formation dated within ten (10) days prior to the Closing Date; and

(l) all existing minute books, stock transfer records, seals of the Acquired Companies and other materials relating to the Acquired Companies’ administration.

Section 6.02 Additional Deliveries of Buyer.  In addition to the deliveries set forth in Section 2.03(a), Buyer shall have delivered, or caused to be delivered, to Seller each of the following:

(a) an executed Transition Services Agreement;

(b) certified copy of the articles of organization of the Buyer;

(c) an Equity Commitment Letter with respect to any potential Earnout Payment from Flexpoint Fund, II, L.P. to Buyer in form reasonably acceptable to Seller; and

(d) an executed Escrow Agreement.

ARTICLE VII
Indemnification

Section 7.01 Survival.  Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided that (i) the representations and warranties contained in Section 3.15 (Employee Benefits) and Section 3.17 (Taxes) shall remain in full force and effect until the thirtieth (30th) day following the expiration of the applicable statute of limitations for such matters (including extensions); (ii) the Fundamental Representations and the Seller Special Representations shall remain in full force and effect until the date that is five (5) years following the Closing Date; and (iii) all covenants and agreements contained herein which by their terms are to be performed, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller.  Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify Buyer and its Affiliates (including the Acquired Companies) and their respective officers, directors, employees, partners, members, stockholders, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties” and each a “Buyer Indemnified Party”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, related to, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or the Transition Services Agreement;

(c) all or any portion of the Company Transaction Expenses, to the extent not included as a reduction in the Initial Purchase Price;

(d) any Benefit Plan or other employee benefit plan sponsored, maintained or contributed to by Seller, any of its Affiliates or any ERISA Affiliate, other than the Company Benefit Plans;

(e) the existence or operations of Credit Logistics or CL Holdings; or

(f) any matters set forth on Section 7.02(f) of the Disclosure Schedules.

Section 7.03 Indemnification By Buyer.  Subject to the other terms and conditions of this ARTICLE VII, Buyer and the Acquired Companies shall jointly and severally indemnify, Seller and its Affiliates and their respective officers, directors, employees, partners, members, stockholders, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, related to, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or the Transition Services Agreement.

Section 7.04 Certain Limitations.  The party making a claim under this ARTICLE VII or ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VII or ARTICLE VIII is referred to as the “Indemnifying Party.”  The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to all of the following limitations, and the indemnification provided for in Section 8.01 shall be subject to the limitations set forth in subsections (e) through (f) of this Section 7.04:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) (excluding Seller Fundamental Representations) or Section 7.03(a) (excluding Buyer Fundamental Representations), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) (excluding Seller Fundamental Representations) or Section 7.03(a) (excluding Buyer Fundamental Representations) exceeds $1,250,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The amount that an Indemnifying Party shall be liable to an Indemnified Party for Losses pursuant to Section 7.02(a) or Section 7.03(a), as applicable, shall be limited as follows:

(i) With respect to all indemnification pursuant to Section 7.02(a) and, solely with respect to a breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to the Transition Services Agreement, Section 7.02(b), other than (A) indemnification for the Seller Special Representations (or pursuant to another provision of Article III relating to the subject matter of a Seller Special Representation) which shall be subject to terms of subsection (ii) below, and (B) indemnification for the Seller Fundamental Representations which shall be subject to the terms of subsection (iv) below, an aggregate amount of Losses not to exceed $19,200,000;

(ii) With respect to all indemnification pursuant to Section 7.02(a) for Seller Special Representations (or pursuant to another provision of Article III relating to the subject matter of a Seller Special Representation), and without duplication for or in substitution of indemnification pursuant to Section 7.04(b)(i) above, an aggregate amount of Losses not to exceed $19,200,000;

(iii) With respect to indemnification pursuant to Section 7.03(a), other than indemnification pursuant to the Buyer Fundamental Representations, an aggregate amount of Losses not to exceed $19,200,000; and

(iv) With respect to indemnification pursuant to Section 7.02(a) or Section 7.03(a), there is no limit with respect to Fundamental Representations.

(c) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of any co-pays, deductible or increase in premiums related to such claim) and any third party indemnity, contribution or other similar payment received by the Indemnified Party (or the Acquired Company) in respect of any such claim.  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies and, except if such Indemnified Party reasonably believes it would be adverse to such Indemnified Party’s future business prospects, under any third party indemnity, contribution or other similar agreements for any Losses.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages (except to the extent paid to a third party).

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to the extent required by Law to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f) To avoid duplicative recovery, no Losses may be claimed under Section 7.02, Section 7.03 or Section 8.01 by any Indemnified Party to the extent such Losses for which such Claim is made (i) are specifically identified and included as a deduction to the Initial Purchase Price as a Company Transaction Expense, or (ii) are included and specifically identifiable in the calculation of any Net Charge-Off Reimbursement pursuant to Section 2.06 (and then, in each case, only to the extent of such amounts included).

Section 7.05 Indemnification Procedures.

(a) Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is or may be obligated to provide indemnification under this Agreement (including pursuant to Section 8.01), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has been materially and adversely prejudiced by reason of such failure.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof provided by the third party and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within twenty (20) days of its receipt of a written notice of a claim expressly referencing this subsection and stating that the Indemnified Party is responsible for all liabilities and obligations relating to such claim for indemnification, to assume, the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that, notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (1) the claim relates to or arises in connection with any criminal or quasi-criminal Proceeding; (2) the claim primarily seeks an injunction or equitable relief against the Indemnified Party; or (3) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.  If the Indemnifying Party has elected to assume the defense of a Third Party Claim pursuant to the prior sentence, then the Indemnified Party may instead assume the defense of a Third-Party Claim for reasons other than those specified in (1) through (3) above to the extent it gives written notice thereof to the Indemnifying Party and expressly references this subsection and states that the Indemnified Party is responsible for all liabilities and obligations, and releases the Indemnifying Party from any and all obligations of indemnification, relating to such Third-Party Claim.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such reasonable action to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, except that the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel if (A) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party and such conflict cannot be waived, (B) an adverse determination with respect to the Third-Party Claim would reasonably be expected to be materially detrimental to the Indemnified Party’s business, or (C) the Third-Party Claim relates to a Proceeding by a Governmental Authority. Notwithstanding the foregoing, any fees and expenses of separate counsel of the Indemnified Party that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense shall be borne by the Indemnifying Party.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b).  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party or subject the Indemnified Party to injunctive or other equitable relief and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer plus the costs and expenses of defending such Third Party Claim incurred prior to such notice.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement unless (i) the settlement of the Third-Party Claim will not lead to liability or the creation of a financial or other obligation on the part of the Indemnifying Party or subject the Indemnifying Party to injunctive or other equitable relief and provides, in customary form, for the unconditional release of each Indemnifying Party from all liabilities and obligations in connection with such Third-Party Claim, or (ii) the Indemnifying Party provides its written consent to such settlement (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has been materially and adversely prejudiced by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request (subject to the provisions of Section 5.06).  If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Manner of Payment. Any indemnification pursuant to this ARTICLE VII or ARTICLE VIII shall be effected (i) in the case of an indemnification claim resolved by agreement of the parties or pursuant to a final, non-appealable order of a court of competent jurisdiction in favor of a Seller Indemnified Party, by wire transfer of immediately available funds from Buyer to an account(s) designated in writing by Seller within fifteen (15) days after the determination thereof and (ii) in the case of an indemnification claim resolved by agreement of the parties or pursuant to a final, non-appealable order of a court of competent jurisdiction in favor of a Buyer Indemnified Party, by wire transfer of immediately available funds from Seller to an account(s) designated in writing by such Buyer Indemnified Party within fifteen (15) days after the determination thereof; provided that any indemnification owed by Seller to the Buyer Indemnified Parties pursuant to (ii) above shall first be satisfied out of the Escrow Accounts pursuant to the terms of the Escrow Agreement or by cancelling amounts owing by Buyer or any of its subsidiaries to Seller or any of its Affiliates under the Buyer Debt Facility Agreement up to $4,600,000 (less any indemnification claims paid from the Debt Escrow Account or previous amounts offset against amounts owing by Buyer or any of its subsidiaries to Seller under the Buyer Debt Facility Agreement in respect of indemnification claims hereunder).

Section 7.06 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax, accounting and other purposes, unless otherwise required by Law.

Section 7.07 Exclusive Remedies.  Subject to Section 9.11 and ARTICLE VIII, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII and ARTICLE VIII.  Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11 or to seek any remedy on account of fraud by any Person.

Section 7.08 Effect of Investigation.  The right to indemnification, payment of Losses of a Buyer Indemnified Party or for other remedies based on any representation, warranty, covenant or obligation of Seller contained in or made pursuant to this Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, and will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

Section 7.09 Materiality.  Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty; provided that the foregoing shall not apply to Section 3.06 and Section 3.07(b)(i) or the terms “Material Collection Agencies,” “Material Contract,” “Material Permit” or “Material Supplier.”

ARTICLE VIII
Tax Matters

Section 8.01 Tax Indemnification. Subject to Sections 7.04(c) through (f) and Section 7.05, from and after the Closing Date, Seller shall indemnify the Buyer and hold it harmless from and against any Losses arising from (i) any and all Taxes (or the non-payment thereof) of the Acquired Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than an Acquired Company) imposed on an Acquired Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.  Notwithstanding the foregoing, Seller shall have no obligation to indemnify Buyer for any Taxes (A) actually paid on or prior to the Closing Date, or (B) any withholding, payroll, employment, social security or other similar Taxes, accrued for as of June 30, 2012 and thereafter in the ordinary course of business consistent with past practices.

Section 8.02 Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Acquired Company holds a beneficial interest shall be deemed to terminate at such time); provided, however, that with respect to Taxes (other than income, wage, franchise/capital, sales, use, or withholding Taxes) or exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method, such Taxes, exemptions, allowances, or deductions shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

Section 8.03 Responsibility for Filing Tax Returns.  Buyer shall prepare and file or cause to be prepared and filed all Tax Returns that (i) are required to be filed by or with respect to the Acquired Companies (and not as part of a larger consolidated or combined group that includes entities other than the Acquired Companies), and (ii) that are due after the Closing Date.  With respect to any Tax Returns in the preceding sentence for a taxable period (or portion thereof) ending on or before the Closing Date (any “Pre-Closing Return”), such Tax Returns shall be prepared in a manner consistent with past practice, unless a more likely than not basis does not exist for such position.  With respect to any Pre-Closing Return, Buyer shall deliver a copy of such Tax Return to Seller for its review and comment not less than fifteen (15) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions).  If the Parties disagree as to any item reflected on any such Pre-Closing Return, they shall negotiate in good faith to resolve such disagreement.  If they cannot reach a final resolution by ten (10) days before the due date of such Pre-Closing Return (taking into account any applicable extension) the matter shall be submitted to an independent accounting firm for resolution, the costs of which shall be borne equally fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

Section 8.04 Cooperation on Tax Matters.   Buyer, Seller and the Acquired Companies shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article VIII and, subject to the obligations of the parties pursuant to Section 7.05, any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.05 Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

Section 8.06 Certain Tax Matters.  Seller and Buyer acknowledge and agree that each of the Acquired Companies are disregarded entities of Seller and that for federal income Tax purposes the transfer of the Purchased Interests will be treated as a taxable sale of one hundred percent (100%) undivided interest in the assets of the Acquired Companies by Seller to Buyer.

ARTICLE IX

Miscellaneous

Section 9.01 Expenses.  Except as otherwise expressly provided herein (including Section 5.09 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	CompuCredit Holdings Corporation Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328 Facsimile: (770) 870-5110 E-mail: rohit.kirpalani@compucredit.com Attention: General Counsel
with a copy to:	Troutman Sanders LLP 600 Peachtree Street, N.E. – Suite 5200 Atlanta, Georgia 30308 Facsimile: (404) 962-6555 E-mail: andrea.farley@troutmansanders.com Attention: Andrea M. Farley
If to Buyer:	c/o Flexpoint Ford 650 Madison Avenue, Suite 1902 New York, New York 10022 Facsimile: (646) 217-7855 E-mail: sbegleiter@flexpointford.com Attention: Steven L. Begleiter with a copy to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: (312) 862-2200
E-mail: sanford.perl@kirkland.com
             mark.fennell@kirkland.com
Attention: Sanford E. Perl, P.C.
                 Mark A. Fennell, P.C.

Section 9.03 Interpretation.  For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided that Buyer may assign its rights under this Agreement (in whole or in part) (including by merger, operation of law or otherwise) to (i) any Affiliate of Buyer, or (ii) to a lender of Buyer as collateral security for borrowing.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-party Beneficiaries.  Except as provided in Section 5.02, Section 5.04 and ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPUCREDIT HOLDINGS CORPORATION
By:/s/J. Paul Whitehead, III Name: J. Paul Whitehead, III Title: Chief Financial Officer

JCAP TRANSITORY ACQUISITION SUB
By:/s/Steven Begleiter Name: Steven Begleiter Title: President